Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE

AND

COLLABORATION AGREEMENT

by and between

PARABILIS MEDICINES, inc.

and

REGENERON PHARMACEUTICALS, INC.

Dated as of May 15, 2026

SCHEDULES:

Schedule 1.19	Approved Subcontractors
Schedule 1.63	Existing Parabilis Platform Patent Rights
Schedule 1.145	Parabilis Patent Rights
Schedule 4.1	Initial Research Plans
Schedule 10.2	Additional Parabilis Representations and Warranties

LICENSE AND COLLABORATION AGREEMENT

This Collaboration and License Agreement (“Agreement”) is entered into as of May 15, 2026 (the “Effective Date”) by and between Parabilis Medicines, Inc., organized and existing under the laws of Delaware with its principal place of business at 30 Acorn Park Drive, Cambridge, MA 02140, U.S.A. (“Parabilis”) and Regeneron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New York with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“Regeneron”). Parabilis and Regeneron are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Regeneron has expertise with respect to the Development, Manufacture, and Commercialization of pharmaceutical and biologic products;

WHEREAS, Parabilis has technology and expertise relating to the discovery and other Development of products using the Parabilis Platform Technology; and

WHEREAS, Parabilis and Regeneron desire to collaborate in the performance of research and pre-clinical Development programs for products Directed To Collaboration Targets, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

All references to particular Schedules, Articles, or Sections mean the Schedules to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Schedules and Appendices hereto, the following words and phrases have the following meanings:

1.1 “Accounting Standards” means generally accepted accounting principles as applicable in the United States.

1.2 “Additional [***] Target” has the meaning in Section 4.3.2 (Additional Targets).

1.3 “Additional [***] Target Notice” has the meaning set forth in Section 4.3.4(c)(ii) (Available [***] Target).

1.4 “Additional Cure Period” has the meaning in Section 14.2.3 (Disputes Regarding Material Breach).

1.5 “Additional [***] Program Fee” has the meaning set forth in Section 8.3 (Additional [***] Program Fee).

1.6 “Additional Other Target” has the meaning in Section 4.3.2 (Additional Targets).

1.7 “Additional Other Target Notice” has the meaning in Section 4.3.4(b)(ii) (Available Other Targets).

1.8 “Additional Regeneron Research Term” has the meaning in Section 5.1.2(b) (Exclusive License to Regeneron).

1.9 “Additional Target” has the meaning in Section 4.3.2 (Additional Targets).

1.10 “Additional Target Fee” has the meaning in Section 8.3 (Additional Target Fee).

1.11 “Additional Target Notice” means an Additional [***] Target Notice or Additional Other Target Notice, as applicable.

1.12 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” means (a) the direct or indirect ownership of more than 50% of the voting or economic interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity), or (b) the power, whether pursuant to contract, ownership of securities, or otherwise, to direct the management and policies of a Person. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person will cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.13 “Agreement” has the meaning in the preamble.

1.14 “Alliance Manager” has the meaning in Section 2.2 (Alliance Managers).

1.15 “Anti-Bribery and Anti-Corruption Laws” means (a) any applicable law, rule, regulation, or order adopted or issued by any Governmental Authority or public international organization (such as the World Bank, International Monetary Fund and the United Nations) prohibiting bribery, corruption or the provision of a financial or other advantage to induce or reward the improper performance of a relevant function, including the U.S. Foreign Corrupt Practices Act and any other applicable law, rule, or regulation dealing with bribery or corrupt practices in any jurisdiction in which services may be performed under this Agreement and (b) their applicable anti-corruption policies.

1.16 “Antibody” means any mono-specific or multi-specific antibody, or therapeutic protein that contains components of an antibody, or any derivative, variant, format, construct, or fragment thereof, including fusions comprising any such antibody, derivative, or fragment, and any composition or formulation that incorporates or includes any such antibody. Antibody also means with respect to any of the foregoing molecules, the nucleic acids (including DNA, RNA, and complementary and reverse complementary nucleic acids corresponding thereto, whether coding or noncoding and whether intact or a fragment) that contain, express, secrete, or code for such molecule or any fragment thereof.

1.17 “Applicable Law” means, individually and collectively, any and all applicable national, federal, state, local, and foreign laws, statutes, ordinances, principles of common law, rules, directives, standards, administrative circulars, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses, permits, and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

1.18 “Approval” means with respect to a particular country or other regulatory jurisdiction, all approvals of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority or other Governmental Authority necessary for the commercial distribution, sale, or marketing of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including, where applicable: (a) pricing or reimbursement approval in such country or other regulatory jurisdiction, and (b) labeling approval in such country or other regulatory jurisdiction, in each case ((a) and (b)), if required under Applicable Law of the relevant jurisdiction to market or to sell a Product. For clarity, Approval with respect to the payment of any regulatory milestone payments hereunder will not include any conditional approvals obtained from the FDA or any foreign equivalents from Regulatory Authorities in other regulatory jurisdictions.

1.19 “Approved Subcontractor” any subcontractor that is (a) listed on Schedule 1.19 (Approved Subcontractors), (b) named in a Research Plan, or (c) otherwise approved in writing by Regeneron.

1.20 “Audited Party” has the meaning in Section 8.10.3 (Audits).

1.21 “Auditing Party” has the meaning in Section 8.10.3 (Audits).

1.22 “Biosimilar Application” has the meaning in Section 9.8.2(a) (Biosimilars).

1.23 “Biosimilar Product” means, with respect to any Licensed Product, on a country-by-country basis in the Territory, a biologic (a) for which the licensing, approval, or marketing authorization relies in whole or in part on a prior approval, licensing, or marketing authorization granted for such Licensed Product; and (b) that has been licensed by the FDA by reference to such Licensed Product, as set forth at 42 U.S.C. § 262(k)(4) or by other Regulatory Authority outside of the United States under analogous Applicable Law. A Licensed Product licensed, marketed, sold, manufactured, or produced by or on behalf of Regeneron or its Affiliates (or any Sublicensees or distributors in their capacity as Sublicensee or distributor for Regeneron or any of its Affiliates) will not constitute a Biosimilar Product.

1.24 “BLA” means a Biologics License Application as defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder by FDA (including all additions, supplements, extensions, and modifications thereto), or any corresponding foreign application in the Territory.

1.25 “Breach Notice” has the meaning in Section 14.2.1 (By Either Party).

1.26 “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York, United States are permitted, authorized, or obligated by Applicable Law to close.

1.27 “Calendar Quarter” means each successive period of three calendar months ending March 31, June 30, September 30 and December 31; provided, however, that: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.28 “Calendar Year” means each successive period of 12 calendar months ending December 31; provided, however, that: (a) the first Calendar Year of the Term will extend from the Effective Date to December 31 of the year in which the Effective Date occurs; and (b) the last Calendar Year will extend from the beginning of the Calendar Year in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.29 “Challenge” means, with respect to any Patent Right, to contest the validity or enforceability of any such Patent Right, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office, the European Patent Office, and the United States International Trade Commission. As used in this term “Challenge”, the term “contest” includes (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Rights; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Rights, or any portion thereof; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Rights, or any portion thereof; (d) any foreign equivalent of clauses (a), (b), or (c) in the Territory outside of the United States; or (e) filing or commencing any opposition, nullity or similar proceedings challenging the validity of any such Patent Rights in any country outside the United States; but excludes (i) filing a request under 35 U.S.C. § 302 for re-examination of any such Patent Rights, (ii) filing a request under 35 U.S.C. § 251 for a reissue of any such Patent Rights, or (iii) any foreign equivalents of the foregoing clauses (i) or (ii) applicable in the Territory outside of the United States.

1.30 “Challenged Patent Right” has the meaning in Section 14.5 (Termination for Patent Challenge).

1.31 “Change of Control” means, with respect to a Party: (a) the closing of the sale, transfer or other disposition of all or substantially all of a Party’s assets (including intellectual property), (b) a merger, reorganization, or consolidation involving such Party (or, if applicable, a controlling Affiliate of such Party), as a result of which a Third Party acquires direct or indirect beneficial ownership of 50% or more of the voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or (c) a sale, transfer, or lease of all or substantially all of the assets of such Party and its Affiliates to which this Agreement relates, in one transaction or a series of related transactions to a Third Party.

1.32 “Clinical Trial” means any clinical trial in humans.

1.33 “Collaboration Know-How” means any and all Know-How that is generated, developed, invented, discovered, conceived, reduced to practice, or otherwise made by or on behalf of one or both of the Parties or their respective Affiliates in the performance of activities under this Agreement.

1.34 “Collaboration Patent Right” means any Patent Right that Covers any Collaboration Know-How and has a priority date after the Effective Date.

1.35 “Collaboration Target” means an Initial Target, Replacement Target, or Additional Target, individually or collectively as the context requires.

1.36 “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights.

1.37 “Combination Product” has the meaning in Section 1.119 (Net Sales).

1.38 “Commercialize” means any and all activities directed to the commercialization of a product, whether before or after Approval has been obtained for such product, and will include pre-launch activities to prepare a market for potential sales, marketing, advertising, promoting, distributing, providing customer service, providing patient services, securing pricing and reimbursement approvals, offering for commercial sale, commercially selling, establishing terms of sale, modeling and pharmaco-economic studies, epidemiological studies, expanded access programs and associated registries, post-Approval studies, government affairs and public policy activities, patient services, patient advocacy engagement, adverse event reporting, importing, exporting, or transporting such products for commercial sale, and all regulatory compliance with respect to the foregoing. “Commercialization” excludes any activities directed to Development, Manufacturing, or Medical Affairs Activities. “Commercialization” and “Commercializing” will have the correlative meaning.

1.39 “Commercially Reasonable Efforts” means: [***].

1.40 “Competing Product” means [***].

1.41 “Competing Product Transaction” has the meaning in Section 3.2.1 (Competing Product Transaction).

1.42 “Competitive Infringement” has the meaning in Section 9.7.1 (Notice of Infringement).

1.43 “Competitive Program” has the meaning in Section 3.2.1 (Competing Product Transaction).

1.44 “Confidential Information” has the meaning in Section 13.1.1 (Confidential Information).

1.45 “Confidentiality Agreement” means the Mutual Confidentiality Agreement between the Parties dated as of February 23, 2024, as amended March 31, 2025.

1.46 “Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How (including any material provided by such Party), the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, intangible Know-How, or other intellectual property rights, the legal authority or right to assign or grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, assignment, right to use, licenses, or sublicense. Notwithstanding the foregoing, in the event of a Change of Control of a Party, any Patent Rights, Know-How, other intellectual property rights, materials or assets owned or controlled by the Third Party acquirer of such Party in such Change of Control, or any of its Affiliates, will not be deemed to be “Controlled” by such acquired Party for purposes of this Agreement unless (i) immediately prior to such Change of Control, such Patent Rights, Know-How, other intellectual property rights, materials or assets were already Controlled by such acquired Party or (ii) after the consummation of such Change of Control, such acquirer, such acquired Party or any of its or their Affiliates uses such Patent Rights, Know-How, other intellectual property rights, materials or assets in the performance of activities under this Agreement, in each of which cases ((i) and (ii)), such Patent Rights, Know-How, other intellectual property rights, materials or assets will be “Controlled” by such Party for purposes of this Agreement.

1.47 “Cover” means, with respect to any molecule, product, or other subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such molecule, product, or other subject matter by a Person would (a) fall within the scope of a claim in such Patent Right or (b) in the case of a patent application that has not yet issued, fall within the scope of such claim if it were to issue without change. The term “Covered by” will have the correlative meaning.

1.48 “Defaulting Party” has the meaning in Section 14.2.1 (By Either Party).

1.49 “Development” means, with respect to any product, any and all internal and external research or development activities regarding such product, including (a) research, modifications and improvements, cell line development, non-clinical testing and activities, IND-enabling pre-clinical studies and other pre-clinical activities, and Clinical Trials (including Clinical Trials pertaining to additional presentations or indications for a product, and statistical analysis and report writing), (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or to obtain Approval of such product (excluding any activities reasonably necessary for obtaining pricing and reimbursement approval, but not for other elements of the Approval) and interacting with Regulatory Authorities regarding any of the foregoing, and (c) processes of formulation, formulation development, process development, test method development, process qualification, process validation, analytical development, potency testing, product characterization and chemistry, manufacturing, and controls activities, process qualification, stability testing, and manufacturing scale-up (the activities set forth in this clause (c), collectively, the “Manufacturing Preparation Activities”). “Development” excludes any activities directed to Manufacturing, Medical Affairs Activities, or Commercialization. “Develop” and “Developing” will have the correlative meaning with respect to such activities.

1.50 “Development and Commercialization Reports” has the meaning in Section 6.4 (Development and Commercialization Reports).

1.51 “Development Milestone Events” has the meaning in Section 8.5.1 (Development Milestone Payments).

1.52 “Development Milestone Payments” has the meaning in Section 8.5.1 (Development Milestone Payments).

1.53 “Directed” or “Directed To” means, [***].

1.54 “Disclosing Party” has the meaning in Section 13.1.1 (Confidential Information).

1.55 “Disclosure Letter” means a letter to be delivered by Parabilis to Regeneron that sets forth any disclosures as to each proposed Additional Target or Replacement Target, as applicable, against Parabilis’ representations or warranties contained in Section 10.2 (Additional Parabilis Representations and Warranties) and that otherwise certifies that the representations and warranties as to the proposed Additional Target or Replacement Target contained in Section 10.2 (Additional Parabilis Representations and Warranties) are true and correct, and, if applicable, a summary of any data or information Parabilis has on the proposed Additional Target or Replacement Target.

1.56 “DOJ” means the U.S. Department of Justice.

1.57 “Drug Price Negotiation Program” means the program described at 42 U.S.C. Part E (§§ 1320f et seq.).

1.58 “Effective Date” has the meaning in the preamble.

1.59 “EMA” means the European Medicines Agency or any successor entity thereto.

1.60 “Enforcing Party” has the meaning in Section 9.7.4 (Progress Reporting).

1.61 “EU” or “European Union” means those countries, nations, states, or other territories under the jurisdiction of the EMA, as such jurisdiction may change from time to time.

1.62 “Executive Officers” means (a) with respect to Regeneron, [***], and (b) with respect to Parabilis, [***].

1.63 “Existing Parabilis Platform Patent Right” means the Parabilis Platform Patent Rights existing as of the Effective Date, Representation Date, or the date of Regeneron’s receipt of an updated schedule in accordance with Section 9.2.2 (Parabilis Patent Rights; Joint Patent Rights), as applicable, and set forth on Schedule 1.63 (Existing Parabilis Platform Patent Rights). For avoidance of doubt, Parabilis may update the Patent Rights listed on Schedule 1.63 (Existing Parabilis Platform Patent Rights) on each Representation Date in connection with a Disclosure Letter or in accordance with Section 9.2.2 (Parabilis Patent Rights; Joint Patent Rights).

1.64 [***].

1.65 [***].

1.66 “Expert” has the meaning set forth in Section 5.6.2(b)(ii) (Categorization).

1.67 “Exploit” means to Develop, perform Medical Affairs Activities, Manufacture, Commercialize, or otherwise exploit. “Exploit” and “Exploitation,” will have correlative meaning with respect to such activities.

1.68 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.69 “Field” means [***].

1.70 [***] .

1.71 [***] .

1.72 [***].

1.73 “First Commercial Sale” means, [***].

1.74 “Force Majeure” means conditions beyond the reasonable control of a Party and not caused by a Party’s fault, which may include, subject to the foregoing, acts of God, acts of terrorism, voluntary or involuntary compliance with any Applicable Law of any Governmental Authority, embargoes, insurrections, war, acts of war (whether war be declared or not), shortages, epidemics, quarantines, labor strikes, lock-outs or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), civil commotion, riots, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, hurricane, storm, flood, or like catastrophe, or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the nonperforming Party or any of its Affiliates of any term or condition of this Agreement).

1.75 “FTC” means the United States Federal Trade Commission or any successor agency having substantially the same function.

1.76 “FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Party or its Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof will be [***] hours per year. For further clarity, FTEs will not include personnel performing the functions of information technology, human resources, finance, or legal.

1.77 “FTE Costs” means the FTE Rate multiplied by the number of FTEs performing activities under this Agreement.

1.78 “FTE Rate” means, [***].

1.79 “Gatekeeper” means an individual(s) designated by Parabilis and reasonably acceptable to Regeneron, who is subject to professional obligations of privilege and impartiality or confidentiality obligations at least as stringent as those set forth under Article 13 (Confidentiality), for the purpose of confirming whether (a) an Other Target proposed by Regeneron as a Replacement Target or an Additional Other Target is an Unavailable Target and (b) an Additional [***] Target proposed by Regeneron is an Unavailable Target.

1.80 “Generic Product” means, with respect to any Licensed Product, on a country-by-country basis in the Territory, a pharmaceutical product (a) for which the licensing, approval, or marketing authorization relies in whole or in part on a prior approval, licensing, or marketing authorization granted for such Licensed Product; and (b) that has been licensed by the FDA by reference to such Licensed Product, as set forth at 21 U.S.C. § 505(b)(2)(A)(iv) or 21 U.S.C. § 505(j)(2)(A)(vii)(IV), as applicable, or by other Regulatory Authority outside of the United States under analogous Applicable Law. A Licensed Product licensed, marketed, sold, manufactured, or produced by or on behalf of Regeneron or its Affiliates (or any Sublicensees or distributors in their capacity as Sublicensee or distributor for Regeneron or any of its Affiliates) will not constitute a Generic Product.

1.81 “GLP Toxicology Study” means any toxicology study that meets the requirements set forth in 21 C.F.R. Part 58 pertaining to good laboratory practice for use or intended for use in an IND filing and the data from which is required to be included in the filing of an IND, but excluding any toxicology studies performed in the course of evaluating compounds prior to selection of a Licensed Product or that are not conducted in accordance with GLP.

1.82 “Governmental Authority” means any governmental authority of any nature of any multi-national, national, state, county, city, or other political subdivision, including any governmental division, subdivision, department, agency, court, tribunal, agency, bureau, branch, office, authority, or other instrumentality.

1.83 “Grace Period Competitive Program” has the meaning in Section 3.2.2(b) (Acquirer Competitive Product Programs).

1.84 “Helicon” means any alpha helical peptide discovered by or on behalf of Parabilis, including as modified to support or enable use as a component of a product comprising an Antibody conjugated to such alpha helical peptide.

1.85 [***].

1.86 “[***] Program” means the specific set of [***]proteins that [***] Helicons will be Directed To, as determined by the JRC to be included in the [***] Research Plan.

1.87 “[***] Program Nomination Period” means [***].

1.88 “[***] Program Research Term” means, on an [***] Program-by-[***] Program basis, [***].

1.89 “[***] Research Plan” means the Research Plan for [***], which, for clarity, will include activities related to each [***] Program, as such activities may be added to such Research Plan in accordance with Section 4.1.2 (Research Plan for [***]).

1.90 “Improved New Platform Technology” means Patent Rights or other proprietary rights of a Third Party that relate to an improvement to the Parabilis Platform Technology that is made after the Effective Date but is not otherwise Necessary New Platform Technology.

1.91 “IND” means, (a) with respect to the United States, an investigational new drug application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing or (b) with respect to any other country in the Territory, any equivalent thereof.

1.92 “Indemnitee” has the meaning in Section 11.2.1 (Notice).

1.93 “Indemnitor” has the meaning in Section 11.2.1 (Notice).

1.94 “Indirect Taxes” has the meaning in Section 8.13(a) (Taxes).

1.95 “Infringement” has the meaning in Section 9.7.1 (Notice of Infringement).

1.96 “Initial Target” means [***], individually or collectively as the context requires.

1.97 “Initiation” means [***]. Cognates of the word “Initiation” will have correlative meanings.

1.98 “IRA” means the Inflation Reduction Act of 2022, 42 U.S.C. § 1320f et seq., and any rules, guidance, and regulations promulgated thereunder, and all subsequent amendments and replacement.

1.99 “Joint Collaboration Know-How” has the meaning in Section 9.1.2 (Collaboration Technology).

1.100 “Joint Collaboration Patent Rights” has the meaning in Section 9.1.2 (Collaboration Technology).

1.101 “Joint Collaboration Technology” has the meaning in Section 9.1.2 (Collaboration Technology).

1.102 “JRC” has the meaning in Section 2.1.1 (Formation).

1.103 “Know-How” means all technical, scientific and other know-how and information, inventions (whether patentable or not), improvements, developments, discoveries, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results, compositions of matter, cells, cell lines, assays, animal models and other physical, biological or chemical material (including vectors, clones, plasmids, targeting moieties, nucleic acid sequences, proteins, peptides, expression products, reagents, biomarkers and research tools), and other materials, including: pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, study designs and protocols, assays and biological methodology, in each case, whether in written, electronic, physical, or any other form now known or hereafter developed.

1.104 “Knowledge” means, [***].

1.105 “Licensed Product” means (a) a Product that is nominated by Regeneron, in its sole discretion, [***] and (b) any improvement, modification, or enhancement thereto Directed To a Collaboration Target, but excluding any Terminated Product.

1.106 “Losses” has the meaning in Section 11.1.1 (By Parabilis).

1.107 “MAA” means any NDA, BLA, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).

1.108 “Manufacture” means, with respect to any product, all activities related to the preclinical, clinical, or commercial production, manufacture, processing, purifying, filling, finishing, packaging, labeling, assembling, testing, shipping, holding, storage of a product, and any part, component or intermediate and any placebo thereof (including any devices or other delivery technologies that are packaged or distributed with the foregoing), purchasing, shipping of raw materials and components, quality assurance and quality control, testing and release. “Manufacture” excludes any activities directed to Development, Medical Affairs Activities, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.109 “Manufacturing Preparation Activities” has the meaning set forth in Section 1.49 (Development).

1.110 “Materials” has the meaning in Section 4.5 (Material Transfer).

1.111 “Maximum Fair Price” means a maximum fair price under the Drug Price Negotiation Program as defined in 42 U.S.C. § 1320f(c)(3) and all its subsequent amendments and replacements and guidance and regulations promulgated thereunder or any future Applicable Law in the United States that sets or imposes a cap on the price for a drug product that will be charged to, or reimbursed by, the United States (or any department or agency thereof) or any healthcare program administered by or on behalf thereof.

1.112 “Medical Affairs Activities” means any and all activities conducted by or on behalf of Regeneron or any of its Affiliates’ personnel designated as medical science liaisons (or similar title) as well as other personnel within their respective medical affairs departments interacting with physicians or other healthcare professionals who utilize or conduct research related to a pharmaceutical or biologic product.

1.113 “Medicare Price” means, with respect to a Licensed Product, the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or MA-PD plans for such Product during the plan year immediately prior to the Initial Price Applicability Year (as defined in Section 1191(b)(1) of the Social Security Act).

1.114 “MFN Price” has the meaning set forth in Section 1.115 (MFN Pricing).

1.115 “MFN Pricing” means, with respect to a Licensed Product, any obligation, agreement, order, or requirement from or with any Governmental Authority in the United States that sets a ceiling on the price of the Licensed Product in the United States in private or government payer markets (e.g., the Medicaid price or Medicare Price), based in whole or in part on the price outside of the United States for such Licensed Product or a product with the same active pharmaceutical ingredient as such Licensed Product (such price, the “MFN Price”), including pursuant to any Applicable Law or agreement, obligation, or requirement in connection with a Governmental Authority.

1.116 “Monetization Transaction” means a transaction where Parabilis sells, assigns, or otherwise transfers its rights to receive payments with respect to any Licensed Product under this Agreement to a Third Party in connection with a royalty monetization.

1.117 “NDA” means a New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 355 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto) by the FDA, or any corresponding foreign application in the Territory.

1.118 “Necessary New Platform Technology” means any Patent Rights or other proprietary rights of a Third Party [***].

1.119 “Net Sales” means [***].

1.120 “New Licensed Product Technology” has the meaning in Section 5.6.2(d) (New Licensed Product Technology).

1.121 “New Licensed Product Technology Agreement” has the meaning in Section 5.6.2(d) (New Licensed Product Technology).

1.122 “New Platform Technology” has the meaning in Section 5.6.2(b)(i) (New Platform Technology Agreements).

1.123 “New Platform Technology Agreement” has the meaning in Section 5.6.2(b)(i) (New Platform Technology Agreements).

1.124 “New Technology” has the meaning in Section 5.6.2(a) (Notice of New Technology).

1.125 “Non-Defaulting Party” has the meaning in Section 14.2.1 (By Either Party).

1.126 “Non-Prohibited Competitive Program” has the meaning in Section 3.2.2(a) (Acquirer Competitive Product Programs).

1.127 “Non-Publishing Party” has the meaning in Section 13.5.3 (Publication Procedure).

1.128 “[***] Target” means any Target [***].

1.129 “[***] Target” means any Target [***].

1.130 “Other Regeneron Data” has the meaning in Section 9.1.6 (Data Ownership).

1.131 “Other Target” means any Target that is (a) not (i) an [***] Target or (ii) an [***] Target or (b) for purposes of this Agreement, [***].

1.132 “Out-of-Pocket Costs” means, with respect to activities under this Agreement for any Product or Licensed Product, the actual, documented out-of-pocket costs paid by such Party or its Affiliate to a Third Party (a) in the performance of services or activities with respect to such Product or Licensed Product or (b) for the purchase of materials, equipment, or other items, in each case, without any markup thereon.

1.133 “Overall Research Term” means [***].

1.134 [***].

1.135 [***].

1.136 [***].

1.137 [***].

1.138 “Parabilis” has the meaning in the preamble.

1.139 [***].

1.140 “Parabilis Collaboration Know-How” has the meaning in Section 9.1.2 (Collaboration Technology).

1.141 “Parabilis Collaboration Patent Rights” has the meaning in Section 9.1.2 (Collaboration Technology).

1.142 “Parabilis Collaboration Technology” has the meaning in Section 9.1.2 (Collaboration Technology).

1.143 “Parabilis Indemnified Parties” has the meaning in Section 11.1.2 (By Regeneron).

1.144 “Parabilis Know-How” means any and all Know-How that is (a) Controlled by Parabilis or its Affiliates as of the Effective Date or (b) at any time during the Term, in each case ((a) and (b)), that (i) is used by or on behalf of Parabilis or its Affiliates in its Development of Products or in the performance of any activities under any Research Plan or otherwise under this Agreement, or (ii) is otherwise necessary or reasonably useful for the Exploitation of Products, including Parabilis Platform Improvements, Parabilis Research Data, and Parabilis Collaboration Know-How, but excluding any Joint Collaboration Know-How; [***].

1.145 “Parabilis Patent Right” means (a) any Patent Right Controlled by Parabilis or its Affiliates as of the Effective Date or at any time during the Term, in each case, that (i) is necessary or reasonably useful for the Exploitation of any Product or the performance of any activities under any Research Plan or otherwise under this Agreement, or (ii) Covers any Parabilis Know-How, but, in each case ((i) and (ii)), excluding any Joint Collaboration Patent Rights, and (b) the Patent Rights listed on Schedule 1.145 (Parabilis Patent Rights); [***]. For clarity, Parabilis Patent Rights include all Parabilis Collaboration Patent Rights and Parabilis Platform Patent Rights. Parabilis may update the Patent Rights listed on Schedule 1.145 (Parabilis Patent Rights) on each Representation Date in connection with a Disclosure Letter or in accordance with Section 9.2.2 (Parabilis Patent Rights; Joint Patent Rights).

1.146 “Parabilis Platform Improvement” means any Collaboration Know-How, excluding any Regeneron Background Improvements, that (a) [***] and (b) is discovered, conceived, generated, reduced to practice, or otherwise made (i) solely by or on behalf of Parabilis or its Affiliates and is an improvement, modification, or enhancement that (A) relates to the Parabilis Platform Technology and (B) does not use or incorporate any Confidential Information of Regeneron, or (ii) either (A) solely by or on behalf of Regeneron or its Affiliates or (B) jointly by or on behalf of the Parties or their Affiliates, in each case ((A) or (B)), [***] (clause (ii), the [***]).

1.147 “Parabilis Platform Patent Right” means any Parabilis Patent Right that (a) Covers one or more Parabilis Platform Improvements or (b) [***] Covers the Parabilis Platform Technology.

1.148 “Parabilis Platform Technology” means [***].

1.149 “Parabilis Research Data” means Research Data that (a) relates to the Parabilis Platform Technology and (b) does not (i) [***] to any Product or Licensed Product or (ii) use or incorporate any Confidential Information of Regeneron.

1.150 “Parabilis Technology” means Parabilis Patent Rights, Parabilis Know-How, and Parabilis’ rights in any Joint Collaboration Technology.

1.151 “Party” and “Parties” have the meanings in the preamble.

1.152 “Patent Rights” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from or claiming priority to such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions, term adjustments or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.153 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.154 “Phase 1 Clinical Trial” means a Clinical Trial conducted under an open IND with the FDA of a pharmaceutical or biologic product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics or pharmacodynamics in healthy individuals or patients, and that satisfies the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

1.155 “Phase 2 Clinical Trial” means a Clinical Trial conducted under an open IND with the FDA of a pharmaceutical or biologic product (whether a standalone trial or a stage of a “Phase 2/3” Clinical Trial described in a protocol as the “Phase 2 portion”) the principal purpose of which is (a) to evaluate the clinical efficacy, safety, pharmacodynamics, or biological activity of such product in the target patient population as its primary endpoint, and is prospectively designed to generate sufficient data that may permit commencement of a Registrational Trial, and (b) that satisfies the requirements of 21 C.F.R. § 312.21(b) or its non-U.S. equivalents.

1.156 “Product” means (a) an Antibody conjugated Helicon or (b) a Helicon, individually or collectively as the context requires, and in each case ((a) and (b)), that is identified in the performance of activities under a Research Plan and Directed To a Collaboration Target, or, in each case ((a) and (b)), any improvement, modification, or enhancement thereto Directed To a Collaboration Target.

1.157 “Product-Specific Collaboration Know-How” has the meaning in Section 9.1.3 (Product-Specific Collaboration Technology).

1.158 “Product-Specific Collaboration Patent Rights” has the meaning in Section 9.1.3 (Product-Specific Collaboration Technology).

1.159 “Product-Specific Collaboration Technology” has the meaning in Section 9.1.3 (Product-Specific Collaboration Technology).

1.160 “Product Trademarks” has the meaning in Section 9.10.1 (Ownership and Prosecution of Product Trademarks).

1.161 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.162 “Publishing Party” has the meaning in Section 13.5.3 (Publication Procedure).

1.163 “Receiving Party” has the meaning in Section 13.1.1 (Confidential Information).

1.164 “Regeneron” has the meaning in the preamble.

1.165 “Regeneron Background Improvement” means any Collaboration Know-How that is an improvement, modification, or enhancement to the Regeneron Background Technology (at the time of conception thereof).

1.166 “Regeneron Background Improvement Patent Right” means any Patent Right that Covers one or more Regeneron Background Improvements [***].

1.167 “Regeneron Background Technology” means [***].

1.168 “Regeneron Collaboration Know-How” has the meaning in Section 9.1.2 (Collaboration Technology).

1.169 “Regeneron Collaboration Patent Rights” has the meaning in Section 9.1.2 (Collaboration Technology).

1.170 “Regeneron Collaboration Technology” has the meaning in Section 9.1.2 (Collaboration Technology).

1.171 “Regeneron Indemnified Parties” has the meaning in Section 11.1.1 (By Parabilis).

1.172 [***].

1.173 “Regeneron Licensed Know-How” means any and all Know-How that is Controlled by Regeneron or its Affiliates (a) as of the Effective Date or (b) at any time during the Term, in each case, that is necessary for Parabilis to perform any activities allocated to Parabilis under any Research Plan, including Regeneron Background Improvements, Regeneron Research Data, Product-Specific Collaboration Know-How, and Regeneron Collaboration Know-How, but excluding any Joint Collaboration Know-How.

1.174 “Regeneron Licensed Patent Rights” means any and all Patent Rights Controlled by Regeneron or its Affiliates as of the Effective Date or at any time during the Term, in each case, that Covers any Regeneron Licensed Know-How, including any Regeneron Background Improvement Patent Right, Product-Specific Collaboration Patent Rights, and Regeneron Collaboration Patent Rights, but excluding any Joint Collaboration Patent Rights.

1.175 “Regeneron Licensed Technology” means the Regeneron Licensed Know-How and Regeneron Licensed Patent Rights.

1.176 “Regeneron Research Data” means any Research Data, excluding Parabilis Research Data.

1.177 “Registrational Trial” means a Clinical Trial conducted under an open IND with the FDA of a pharmaceutical or biologic product with a defined dose or set of doses of such Licensed Product designed to establish the efficacy and safety of such Licensed Product and where the results of such Clinical Trial (if successful), together with prior data and information concerning such product, are designed to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency (as applicable) of the active substance of such product established by a Regulatory Authority in any particular jurisdiction and that is intended to support, or otherwise supports, the filing of an MAA with a Regulatory Authority in such jurisdiction (including any bridging study).

1.178 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Approvals for Licensed Products, including the FDA, EMA, and any corresponding national or regional regulatory authorities.

1.179 “Regulatory Exclusivity” means, with respect to a Licensed Product in a country, any period of market exclusivity (other than exclusivity afforded by Patent Rights) granted or afforded by Applicable Law or by a Regulatory Authority in such country that (a) (i) confers exclusive marketing rights with respect to such Licensed Product in such country, or (ii) prevents another Person from marketing such

Licensed Product, including as a result of the applicable Regulatory Authority not accepting or approving an MAA during the applicable period, without the prior written consent of the holder of the Approval, and (b) is substantively and materially enforced by such Regulatory Authority in accordance with such Applicable Law (i.e., such Regulatory Authority does not accept or approve an MAA during the applicable exclusivity period, in violation of Applicable Law).

1.180 “Regulatory Filing” means any filing with any Governmental Authority with respect to the Development, Manufacture, or Commercialization of a pharmaceutical or biologic product.

1.181 “Replacement Target” has the meaning in Section 4.3.1 (Replacement Targets).

1.182 “Replacement Target Notice” has the meaning in Section 4.3.4(b)(ii) (Available Other Targets).

1.183 “Representation Date” has the meaning in Section 10.2 (Additional Parabilis Representations and Warranties).

1.184 “Research Data” has the meaning in Section 4.7 (Research Data; Information Sharing).

1.185 “Research Plan” has the meaning in Section 4.1.1 (General).

1.186 “Royalty Term” has the meaning in Section 8.6.2 (Royalty Term).

1.187 “Royalty Term-Extending Patent Right” means [***].

1.188 “Sales Milestone Events” has the meaning in Section 8.5.2 (Sales Milestone Events).

1.189 “Sales Milestone Payments” has the meaning in Section 8.5.2 (Sales Milestone Payments).

1.190 “Selected Drug” means a drug selected under the Drug Price Negotiation Program, as described in 42 U.S.C. § 1320f-1.

1.191 “Side Letter” has the meaning in Section 8.2 (Equity Investment).

1.192 “Sublicensee” means a Third Party that has been granted a sublicense or other rights under the rights granted to a Party pursuant to Section 5.1 (License Grants to Regeneron) or Section 5.2 (License Grants to Parabilis), as applicable, but excluding any wholesaler of a Licensed Product that does not market or promote the Licensed Product.

1.193 “Target” means any gene, receptor, ligand, or other molecule potentially associated with a disease.

1.194 “Target Nomination Period” means (a) for each Replacement Target, [***] and (b) for each Additional Target, [***].

1.195 “Target Research Term” means, on a Collaboration Target-by-Collaboration Target basis, [***].

1.196 “Term” has the meaning in Section 14.1 (Agreement Term).

1.197 “Terminated Product” means (a) any Product or Licensed Product with respect to which this Agreement is terminated or expires pursuant to Article 14 (Term; Termination), including, in the event of termination of this Agreement as to a Collaboration Target, all Products and Licensed Products Directed To such terminated Collaboration Target, and (b) in the event of termination or expiration of this Agreement in its entirety, all Products and Licensed Products.

1.198 “Territory” means all of the countries in the world, including their respective territories and possessions.

1.199 “Third Party” means a Person other than (a) Regeneron or any of its Affiliates and (b) Parabilis or any of its Affiliates.

1.200 “Third Party Claim” has the meaning in Section 11.1.1 (By Parabilis).

1.201 “Trademarks” means trademarks, service marks, designs, logos, trade dress, company names, and other source identifiers, including any registrations, applications, renewals, and all common law rights therefor, and the trademark goodwill of the business symbolized by such trademarks.

1.202 “Unavailable Target” means any Target [***].

1.203 “United States,” “U.S.A.” or “U.S.” means the United States of America, including its territories and possessions.

1.204 “Valid Claim” means a claim in an issued and unexpired Patent Right, or an application for a Patent Right, (a) that has not lapsed or been abandoned, canceled, disclaimed, revoked, held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable, or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer, or otherwise, or lost in an interference proceeding, or (b) where the exclusivity associated with such claim has not been eliminated by any Regulatory Authority or any Governmental Authority; provided that if a claim of a pending patent application will not have issued within [***] after the earliest filing date from which such claim takes priority [***].

Article 2

GOVERNANCE

2.1 Joint Research Committee.

2.1.1 Formation. Within [***] after the Effective Date, the Parties will establish a joint research committee (the “JRC”), which will perform the functions set forth in Section 2.1.2 (JRC Responsibilities). The JRC will be comprised of an equal number of representatives of each Party, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JRC; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JRC with written notice (which may be via email) to the other Party. Each Party will appoint one of its representatives to serve as a co-chairperson of the JRC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party.

2.1.2 JRC Responsibilities. The JRC will, consistent with the terms and conditions set forth in this Agreement, and subject to Section 2.2 (Decision-Making):

(a) review and discuss the activities performed under each Research Plan on a regular basis, and in no event less frequently than once each Calendar Quarter, in accordance with Section 4.1.5 (Review and Amendments);

(b) review, discuss, and determine whether to approve any amendments or updates to one or more Research Plans, in accordance with Section 4.1.5 (Review and Amendments);

(c) review, discuss, and determine whether to approve the [***] Research Plan, in accordance with Section 4.1.3(a) (Initial [***] Research Plan);

(d) review, discuss, and determine whether to approve each amendment to the [***] Research Plan, including to add any additional [***] Program, in accordance with Section 4.1.3(b) (Additional [***] Programs);

(e) review, discuss, and determine whether to approve the Research Plan with respect to a Replacement Target or an Additional Target, in accordance with Section 4.3.4(e) (Research Plan);

(f) review and discuss Research Data, in accordance with Section 4.7 (Research Data; Information Sharing);

(g) review, discuss, and attempt to resolve any matter or dispute brought to the attention of the JRC that is within the JRC’s authority; and

(h) perform any and all tasks and responsibilities that are expressly attributed to the JRC under this Agreement.

2.1.3 Discontinuation of JRC. The JRC will continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JRC or (b) the expiration or termination of the Overall Research Term.

2.1.4 Meetings. Following formation and prior to discontinuation, the JRC will meet at least once per Calendar Quarter, or at such other frequency as reasonably agreed in writing by the Parties. The co-chairpersons of the JRC will be responsible for calling meetings on reasonable prior notice. Each Party will use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting. The Alliance Managers may suggest topics for the agenda for meetings by forwarding such topics and relevant information to the co-chairpersons of the JRC. The Alliance Managers will prepare and circulate to the JRC for review and approval of the Parties’ minutes of each JRC meeting. The Parties will agree on the minutes of each meeting within [***] following such meeting, or on such other timeline as reasonably agreed in writing by the Parties.

2.1.5 Attendance. The JRC representatives may attend meetings by telephone, video-conference, or in person, with the location of in-person meetings of the JRC alternating between locations designated by Parabilis and locations designated by Regeneron. A quorum will exist whenever there is present at a JRC meeting at least two representatives of the JRC appointed by each Party.

2.2 Decision-Making.

2.2.1 The JRC will serve as a decision-making body for matters requiring its approval as expressly set forth in this Agreement. The JRC will operate by consensus. The JRC representatives of each Party will have collectively one vote on behalf of such Party; provided that no such vote taken at a meeting will be valid unless a representative of each Party is present and participating in the vote. The JRC will review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives are given due consideration.

2.2.2 If the JRC cannot reach consensus on a matter or a dispute that cannot be resolved within [***] of such matter or dispute first being presented in writing, then either Party may escalate such matter or dispute to the Executive Officers for good faith discussion and attempted resolution. If the Executive Officers are unable to resolve such matter or dispute within [***] of such matter or dispute first being presented to them, then Regeneron will have final decision-making authority with respect to such matter or dispute, and such decisions will be deemed to be decisions of the JRC for all purposes hereunder, except that Regeneron may not use its final decision-making authority to (i.e., mutual agreement between the Parties will be required to): [***].

2.3 Alliance Managers. Each Party will appoint an individual to act as a single point of contact between the Parties to facilitate the effective exchange of information between the Parties and discuss the performance of this Agreement (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. The Alliance Managers will be responsible for providing a primary single point of communication for any matters related to the collaboration or this Agreement, ensuring awareness of the governance procedures and rules set forth herein and monitoring compliance therewith, and identifying and raising disputes to the JRC for discussion in a timely manner. The Alliance Managers will have the right to attend all JRC meetings in a non-voting capacity. In accordance with Section 2.1.4 (Meetings), each Alliance Manager may bring any matter to the attention of the JRC that such Alliance Manager reasonably believes requires the attention of the JRC. Within [***] after the Effective Date, each Party will appoint and notify the other Party in writing of the identity of such Party’s Alliance Manager under this Agreement.

2.4 Expenses. Each Party will be responsible for all travel and related costs and expenses for its representatives and, if applicable, its (or any of its Affiliate’s) other personnel to prepare for, attend meetings of, and otherwise participate in, the JRC.

Article 3

EXCLUSIVITY

3.1 Parabilis Exclusivity. Subject to Section 3.2 (Change of Control), on a Collaboration Target-by-Collaboration Target basis, beginning on the Effective Date and ending on the earliest of (a) the expiration of the last-to-expire Royalty Term for Licensed Products Directed To such Collaboration Target, [***], Parabilis, itself or through its Affiliates, will not, outside of activities conducted under and in accordance with this Agreement, directly or indirectly, itself or with or through any Third Party, license, authorize, appoint, advise, assist, or otherwise enable any Third Party to, Develop, Manufacture, Commercialize, or otherwise Exploit any Competing Product Directed To such Collaboration Target.

3.2 Change of Control.

3.2.1 Competing Product Transaction. If Parabilis or any of its Affiliates merges or consolidates with, is acquired by, or otherwise acquires a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of such Third Party or of any operating or business division of such Third Party or similar transaction), including through a Change of Control, and such Third Party (or any of its Affiliates prior to such transaction) is then engaged in activities that would otherwise constitute a breach of Parabilis’ obligations under Section 3.1 (Parabilis Exclusivity) or would constitute conducting Development or Commercialization activities for a product that would otherwise be prohibited pursuant to Section 3.1 (Parabilis Exclusivity) if such activities were performed by Parabilis or its Affiliates (a “Competitive Program,” and any such transaction, a “Competing Product Transaction”), then Parabilis will promptly provide written notice to Regeneron of such Competing Product Transaction.

3.2.2 Acquirer Competitive Product Programs.

(a) In the event of a Competing Product Transaction that is a Change of Control of Parabilis, at all times Parabilis and its Affiliates will comply with the requirements of Section 3.2.3 (Firewalls) and the obligations set forth in Section 3.1 (Parabilis Exclusivity) will not apply to any Competitive Program that is controlled by, and being Developed, Manufactured, or Commercialized by, the Third Party acquirer of Parabilis as of the closing of such Change of Control (any such Competitive Program, a “Non-Prohibited Competitive Program”) so long as Parabilis, or the Third Party acquirer of Parabilis, as applicable, conducts all activities under this Agreement independently of and segregated from the Non-Prohibited Competitive Program in accordance with Section 3.2.3 (Firewalls). Further, after such Change of Control with a Third Party that has a Non-Prohibited Competitive Program, Regeneron will no longer be obligated to share Research Data or Development or Commercialization updates with Parabilis except as required pursuant to Section 8.10.1 (Regeneron Sales Reports), unless otherwise agreed by Regeneron.

(b) In the event of a Competing Product Transaction that is not a Change of Control of Parabilis, with respect to any Competitive Program controlled by, and being Developed, Manufactured, or Commercialized by, the Third Party that Parabilis acquires as of the closing of such Competing Product Transaction (in each case, a “Grace Period Competitive Program”), within [***] of the closing of the applicable Competing Product Transaction, Parabilis will notify Regeneron of Parabilis’ decision to: (i) terminate, or cause its relevant Affiliate, as applicable, to terminate, the Grace Period Competitive Program, in which case Parabilis or its Affiliate, as applicable, will terminate all activities related to such Grace Period Competitive Program within [***] after the effective date of such Competing Product Transaction (unless Applicable Law requires a longer termination period); or (ii) divest, or cause its relevant Affiliate, as applicable, to divest, whether by sale, exclusive license, or otherwise, the Grace Period Competitive Program, in which case Parabilis will effect such divestiture as quickly as reasonably possible, and in any event no later than [***] after the effective date of such Competing Product Transaction (unless Applicable Law requires a longer divestiture period) and at all times following the consummation of the relevant Competitive Product Transaction, Parabilis and its Affiliates, as applicable, will comply with Section 3.2.3 (Firewalls). Further, until such termination or divestiture is complete, Regeneron will not be obligated to share Research Data or Development or Commercialization updates with Parabilis and Section 8.10.1 (Regeneron Sales Reports), unless otherwise agreed by Regeneron. If Parabilis does not terminate or divest the Grace Period Competitive Program as set forth in subsections (i) and (ii) above, then Regeneron may exercise its right to terminate this Agreement in accordance with Section 14.3 (Competing Product Transaction); provided that, at all times, Parabilis will continue to comply with Section 3.2.3 (Firewalls).

3.2.3 Firewall. Parabilis will not be in breach of Section 3.1 (Parabilis Exclusivity) or Section 3.2.2(a) (Acquirer Competitive Product Programs) as a result of the conduct of a Non-Prohibited Competitive Program following the effective date of a Competing Product Transaction that is a Change of Control of Parabilis so long as Parabilis is in compliance with the provisions of this Section 3.2.3 (Firewall). In addition, Parabilis will not be in breach of Section 3.1 (Parabilis Exclusivity) or Section 3.2.2(b) (Acquirer Competitive Product Programs) during the period commencing on the effective date of the applicable Competing Product Transaction and continuing until the termination or divestment of any Grace Period Competitive Program, so long as Parabilis is in compliance with the provisions of this Section 3.2.3 (Firewall). With respect to the applicable Competitive Program, (a) Parabilis will conduct all activities under this Agreement independently of, and segregated, from such Competitive Program, and (b) Parabilis will establish reasonable internal firewalls (i.e., appropriate administrative, physical, and technical firewalls, including underlying operating system and network security controls) to: (i) ensure that all activities with respect to such Competitive Program (A) do not incorporate, reference, infringe, or use [***], and (B) are kept separate from the activities performed under this Agreement; and (ii) ensure that the relevant Affiliate(s) do not obtain any rights or access to, employ to work (full time or part time) on the Competitive Program, or benefit from the services of any Person who has access to, the [***].

3.3 Acknowledgment. The Parties acknowledge and agree that (a) Parabilis’ agreement to the covenants contained in this Article 3 (Exclusivity) is a material condition of Regeneron’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, and (b) in addition, and not in the alternative, to any other remedies available to it, Regeneron will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Parabilis without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder.

Article 4

PRECLINICAL RESEARCH ACTIVITIES

4.1 Research Plans.

4.1.1 General. There will be a separate plan that sets forth, for each Collaboration Target, (a) the activities to be conducted by each Party, which may include the generation of Helicons by Parabilis, provision of Antibodies by Regeneron, generation of Antibody conjugated Helicons by Regeneron, and certain evaluation and testing activities of Products by the Parties, (b) timelines for completion of such activities, (c) internal and external resources to be expended by Parabilis to conduct such activities, (d) any Antibodies for conjugation with Helicons to generate a Product, and (e) details on the process for screening, generation, and nomination of one or more Products for advancement by Regeneron for further Development and Commercialization hereunder (each, as the same may be amended or updated in accordance with this Agreement, a “Research Plan”).

4.1.2 Research Plans as of the Effective Date. The Research Plans for each Initial Target other than [***] are attached hereto as Schedule 4.1 (Initial Research Plans).

4.1.3 Research Plan for [***].

(a) Initial [***] Research Plan. Within [***] following the Effective Date, Regeneron will provide a draft [***] Research Plan that will set forth the activities related to the initial [***] Program with respect to which Regeneron elects to conduct activities under this Agreement to the JRC for the JRC to review, discuss, and determine whether to approve. The [***] Research Plan with respect to the initial [***] Program contained therein will be substantially consistent with [***] the initial Research Plans attached as Schedule 4.1 (Initial Research Plans), except as the Parties may otherwise agree. For the avoidance of doubt, Regeneron will not owe to Parabilis any fee with respect to the initial [***] Program in the [***] Research Plan.

(b) Additional [***] Programs. During the [***] Program Nomination Period, if Regeneron desires to add one or more [***] Programs to the [***] Research Plan that is not included in the then-current [***] Research Plan, then Regeneron will provide a draft amendment to the [***] Research Plan in furtherance of such proposed [***] Program to the JRC for the JRC to review, discuss, and determine whether to approve. Any amendment to the [***] Research Plan to add an additional [***] Program will be substantially consistent with the activity allocation, responsibilities, and resource commitments set forth in the initial [***] Research Plan for the initial [***] Program, except as the Parties may otherwise agree. Following the JRC’s approval of any such amendment to the [***] Research Plan, the updated version will be the then-current [***] Research Plan going forward for purposes of this Agreement and such proposed [***] Program will be an [***] Program for purposes of this Agreement. Promptly following the Parties’ agreement, through the JRC, with respect to each amendment to the [***] Research Plan to add each additional [***] Program, Regeneron will pay to Parabilis the corresponding Additional [***] Program Fee for each such [***] Program in accordance with Section 8.3 (Additional [***] Program Fee).

4.1.4 Research Plans After the Effective Date. Prior to approval of a draft Research Plan for each Replacement Target or Additional Target or amendment of the [***] Research Plan to include an additional [***] Program, the Parties, through the JRC, shall discuss and agree in good faith [***]. Parabilis will commence performance of the activities under each Research Plan for a Replacement Target or Additional Target or under each amendment to the [***] Research Plan, in each case, agreed by the JRC within [***] following such agreement; [***].

4.1.5 Review and Amendments. The JRC will review and discuss each Research Plan on a regular basis, and in no event less frequently than once per Calendar Year during the applicable Target Research Term or [***] Program Research Term. Subject to Section 4.1.3(b) (Additional [***] Programs), either Party may propose updates or amendments to any Research Plan during the applicable Target Research Term or [***] Program Research Term by providing a written proposal to the JRC for the JRC to review, discuss, and determine whether to approve. Following the JRC’s approval of any update or amendment to any Research Plan, the updated version will be the then-current Research Plan going forward for purposes of this Agreement.

4.2 Preclinical Research for Collaboration Targets. During the applicable Target Research Term or [***] Program Research Term, each Party will use Commercially Reasonable Efforts to conduct the activities assigned to it under and in accordance with the applicable Research Plan. Each Party will ensure it has appropriate resources and FTEs to perform its activities under the Research Plans and will be responsible for any internal costs and external expenses incurred by or on behalf of such Party in the performance of activities under each Research Plan.

4.3 Replacement Targets; Additional Targets.

4.3.1 Replacement Targets. If Regeneron terminates this Agreement with respect to an Initial Target during the Target Nomination Period for Replacement Targets, then Regeneron may, in its sole discretion, replace such terminated Initial Target with a new Other Target (a “Replacement Target”) in accordance with, and subject to, Section 4.3.4 (Procedure); provided that Regeneron may exercise the foregoing replacement right only twice (i.e., an Initial Target may be replaced twice, or two distinct Initial Targets each may be replaced once) during the applicable Target Nomination Period [***].

4.3.2 Additional Targets. During the Target Nomination Period for Additional Targets, Regeneron will have the option, subject to payment of the Additional Target Fee in accordance with Section 8.3 (Additional Target Fee), to nominate up to five additional Other Targets and [***] Targets for inclusion under this Agreement as Collaboration Targets (each such Target, an “Additional Target”) in accordance with, and subject to, the terms of Section 4.3.4 (Procedure); [***] (each such Additional Target, an “Additional [***] Target,” and each Additional Target that is not an Additional [***] Target, an “Additional Other Target”).

4.3.3 [***].

4.3.4 Procedure.

(a) Selection of Gatekeeper. Parabilis will engage a Gatekeeper within [***] following the Effective Date.

(b) Selection of Other Targets.

(i) [***].

(ii) Available Other Targets. If the Gatekeeper’s written notice confirms that such proposed Replacement Target or Additional Other Target is not an Unavailable Target (i.e., it is available), and Regeneron wishes to select such proposed Replacement Target or Additional Other Target as a Collaboration Target, then Regeneron will notify Parabilis in writing of its selection within [***] following its receipt of the Gatekeeper’s notice (the “Replacement Target Notice” or “Additional Other Target Notice,” respectively). With respect to a Replacement Target Notice, such notice will reference (A) the Initial Target that Regeneron has nominated to be replaced, and (B) the Target that Regeneron is selecting as the Replacement Target.

(iii) [***].

(c) Selection of [***] Targets. [***].

(d) [***].

(e) Research Plan. Unless otherwise agreed by the Parties, within [***] after Regeneron’s receipt of the Disclosure Letter from Parabilis, Regeneron will provide a draft Research Plan with respect to such Replacement Target or Additional Target to the JRC for the JRC to review, discuss, and determine whether to approve. Each Research Plan for a Replacement Target or Additional Target will be substantially consistent with [***] the initial Research Plans attached as Schedule 4.1 (Initial Research Plans), except as the Parties may otherwise agree. [***]. Promptly following the Parties’ agreement, through the JRC, with respect to the Research Plan for an Additional Target, Regeneron will pay to Parabilis the corresponding Additional Target Fee in accordance with Section 8.3 (Additional Target Fee).

4.4 Selection of Products. During (a) the Target Research Term for a given Collaboration Target other than [***] and (b) the [***] Program Research Term for a given [***] Program, Regeneron may, in its sole discretion, nominate one or more Products that are the subject of the applicable Research Plan to become Licensed Products for such Collaboration Target. Further, during the applicable Additional Regeneron Research Term, if Regeneron has nominated as a Licensed Product one or more Products Directed To a given Collaboration Target, then Regeneron may, in its sole discretion, nominate one or more additional Products generated under the applicable Research Plan to become Licensed Products for such Collaboration Target.

4.5 [***].

4.6 Material Transfer. To facilitate the conduct of the activities under the Research Plans, either Party may provide to the other Party certain materials (including biological materials or chemical compounds, or cell lines to produce Products), Controlled by such Party for use by the other Party in furtherance of the other Party’s obligations under this Agreement (such materials provided hereunder are referred to, collectively, as “Materials”). Except as otherwise expressly provided under this Agreement, all such Materials delivered to the receiving Party will remain the sole property of the supplying Party, and the receiving Party will ensure that such Materials will be used only in furtherance of the exercise of rights or performance of obligations under and in accordance with this Agreement, will be used solely under the control of the receiving Party and will not be used or delivered to or for the benefit of any Third Party, except for permitted subcontractors as set forth in Section 5.3 (Subcontracting) or to Sublicensees, without the prior written consent of the supplying Party, and will not be used in research or testing involving human subjects, in each case, unless otherwise specifically agreed hereunder or at the time of transfer, and will be used in compliance with all Applicable Law. Delivery of the Materials will be DDP (at a location specified by the receiving Party) Incoterms 2020, with the costs of shipping and insurance to be borne by the shipping Party. The provision of Materials to the receiving Party hereunder does not grant such Party any rights other than those specifically granted in this Agreement. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4.7 Research Data; Information Sharing. During the Overall Research Term, the Parties may generate data, results, and reports generated in the performance of activities under the Research Plans (“Research Data”). During the Overall Research Term, at the frequency set forth in the applicable Research Plan or as may otherwise be requested by the JRC, each Party will provide a copy of any Research Data generated in the performance of its respective activities under any Research Plan to the JRC for the JRC to review and discuss and will otherwise keep the JRC reasonably informed of its activities under the Research Plan.

Article 5
LICENSE GRANT

5.1 License Grants to Regeneron.

5.1.1 Exclusive Research License to Regeneron. During the applicable Target Research Term or [***] Program Research Term, Parabilis hereby grants to Regeneron an exclusive, non-transferrable (except as set forth in Section 15.7 (Successors and Assigns)), worldwide, royalty-free, sublicensable (in accordance with Section 5.4.1 (Activities Under the Research Plans and During the Additional Regeneron Research Term)) license under the Parabilis Technology to perform (a) the activities allocated to Regeneron under and in accordance with each Research Plan, and (b) [***].

5.1.2 Exclusive Licenses to Regeneron.

(a) During the Term, Parabilis hereby grants to Regeneron an exclusive, non-transferrable (except as set forth in Section 15.7 (Successors and Assigns)), worldwide, royalty-bearing, sublicensable (in accordance with Section 5.4.2 (Development, Manufacturing, and Commercialization)) license under the Parabilis Technology to Develop, Manufacture, perform Medical Affairs Activities, Commercialize, and otherwise Exploit Licensed Products in the Field in the Territory or to otherwise perform Regeneron’s obligations and exercise its rights under this Agreement.

(b) For each Collaboration Target for which Regeneron has nominated one or more Licensed Products Directed To such Collaboration Target in accordance with Section 4.4 (Selection of Products), [***] “Additional Regeneron Research Term”), Parabilis hereby grants to Regeneron an exclusive, non-transferrable (except as set forth in Section 15.7 (Successors and Assigns)), worldwide, royalty-free, sublicensable (in accordance with Section 5.4.1 (Activities Under the Research Plans and During the Additional Regeneron Research Term)) license under the Parabilis Technology, to perform Development activities, other than Clinical Trials, with respect to Products Directed To such Collaboration Target.

5.1.3 Non-Exclusive License to Regeneron. Subject to the terms and conditions of this Agreement, Parabilis hereby grants Regeneron a non-exclusive, perpetual, non-transferrable (except as set forth in Section 15.7 (Successors and Assigns)), worldwide, royalty-free, sublicensable (in accordance with Section 5.4.2 (Development, Manufacturing, and Commercialization)) license under all [***], in each case, for any and all purposes (other than the Development, performance of Medical Affairs Activities, Commercialization, and other Exploitation of Products or Licensed Products).

5.2 License Grants to Parabilis.

5.2.1 Non-Exclusive Research License to Parabilis. During the applicable Target Research Term or [***] Program Research Term, Regeneron hereby grants Parabilis a non-exclusive, non-transferrable (except as set forth in Section 15.7 (Successors and Assigns)), worldwide, royalty-free, sublicensable (in accordance with Section 5.4.1 (Activities Under the Research Plans and During the Additional Regeneron Research Term)) license under the Regeneron Licensed Technology solely to perform the activities allocated to Parabilis under and in accordance with each Research Plan.

5.2.2 Non-Exclusive Research Data License to Parabilis. Regeneron hereby grants Parabilis a non-exclusive, perpetual, non-transferrable (except as set forth in Section 15.7 (Successors and Assigns)), worldwide, royalty-free, non-sublicensable license under the Regeneron Research Data (excluding any Research Data solely related to Regeneron Background Technology or Regeneron’s

Confidential Information), solely for Parabilis’ internal research purposes. For clarity, Parabilis will not use such Regeneron Research Data in any Exploitation performed for the benefit of any Third Parties.

5.3 Subcontracting. Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform its obligations under this Agreement; provided that Regeneron’s prior written approval will be required for any subcontractor that Parabilis may seek to use unless such subcontractor is an Approved Subcontractor (but only for the services specifically indicated for such Approved Subcontractor on Schedule 1.19 (Approved Subcontractors)). Any subcontractor to be engaged by a Party to perform such Party’s obligations under this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such subcontractors with the terms of this Agreement, as if such subcontractors are such Party hereunder. Each subcontract will be in writing and will contain obligations, on the part of the applicable subcontractor, consistent with this Agreement, including Article 9 (Intellectual Property) and Article 13 (Confidentiality), with respect to confidentiality and nonuse and the assignment of, or the grant of equivalent rights under, all Patent Rights and Know-How and other intellectual property rights that such subcontractor may develop or acquire by reason of work performed under this Agreement. Each subcontracting Party will conduct, and will cause its Affiliates and other subcontractors, if any, to conduct, the relevant activities in accordance with such subcontracting Party’s commitments hereunder.

5.4 Sublicenses.

5.4.1 Activities Under the Research Plans and During the Additional Regeneron Research Term. Regeneron will have the right to grant one or more sublicenses under the licenses granted to it under Section 5.1.1 (Exclusive Research License to Regeneron) and Section 5.1.2(b) (Exclusive Licenses to Regeneron), in full or in part, without the prior written consent of Parabilis, (a) to Affiliates or Third Parties (with the right to sublicense through multiple tiers), for the performance of Regeneron’s activities or exercise of its rights under each Research Plan or (b) to Third Parties that are granted rights to a compound or product that was developed or otherwise acquired by Regeneron or any of its collaborators or Affiliates. Parabilis will have the right to grant one or more sublicenses under the licenses granted to it under Section 5.2.1 (Non-Exclusive Research License to Parabilis), in full or in part, by means of written agreement solely to Third Parties who are Approved Subcontractors or to its Affiliates, for the performance of Parabilis’ activities under each Research Plan. Parabilis will not, and will cause its Affiliates to not, use any contractors or Third Parties that are not Approved Subcontractors in the performance of any of its obligations or the exercise of any of its rights under this Agreement. As a condition precedent to, and requirement of, any such sublicense under this Section 5.4.1 (Activities Under the Research Plans and During the Additional Regeneron Research Term): (a) any such permitted sublicense will be in writing and (i) consistent with and subject to the terms and conditions of this Agreement and (ii) include confidentiality obligations at least as stringent as those contained in Article 13 (Confidentiality) and intellectual property assignment obligations in favor of the sublicensing Party; (b) the sublicensing Party will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were such Party hereunder; and (c) the sublicensing Party’s grant of any sublicense will not relieve such Party or its Affiliates from any of its obligations under this Agreement. Parabilis will provide Regeneron with a copy of any sublicense promptly, but within [***], after the grant of such sublicense, provided that Parabilis may redact such copy at its discretion to remove financial terms and any other information that is not relevant to this Agreement (provided that financial terms may be provided on a confidential basis to a Third Party auditor only for purposes of confirming amounts payable hereunder pursuant to any audit in accordance with this Agreement).

5.4.2 Development, Manufacturing, and Commercialization. Regeneron will have the right to grant one or more sublicenses (a) under the licenses granted to it under Section 5.1.2(a) (Exclusive Licenses to Regeneron), in full or in part, by means of written agreement to Affiliates or Third Parties (with the right to sublicense through multiple tiers), without the prior consent of Parabilis, to Develop, Manufacture, perform Medical Affairs Activities, and Commercialize Licensed Products in the Field in the Territory, and (b) under the licenses granted to it under Section 5.1.2(a) (Exclusive Licenses to Regeneron) or Section 5.1.3 (Non-Exclusive License to Regeneron), in full or in part, solely to a Third Party that is granted rights to a compound or product that was developed or otherwise acquired by Regeneron or any of its collaborators or Affiliates. As a condition precedent to, and requirement of, any such sublicense: (i) any such permitted sublicense will be in writing and consistent with and subject to the terms and conditions of this Agreement; (ii) solely with respect to sublicenses granted under Section 5.1.2(a) (Exclusive Licenses to Regeneron), the sublicensing Party will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were such Party hereunder; and (iii) the sublicensing Party’s grant of any sublicense will not relieve such Party or its Affiliates from any of its obligations under this Agreement.

5.5 No Other Rights. No right or license under any Patent Rights, Know-How, or other intellectual property rights of a Party is granted or will be granted by implication to the other Party, and each Party covenants not to practice or use any Patent Rights, Know-How, or other intellectual property rights of the other Party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the Parties.

5.6 Third Party Technology.

5.6.1 [***].

5.6.2 New Technology.

(a) Notice of New Technology. If, during the Term, a Party wishes to include any Third Party Know-How or Patent Rights pertaining to the Development, Manufacture, or Commercialization of any Product or Licensed Product under this Agreement (such subject matter, “New Technology”), as the case may be, then such Party will so notify the other Party in writing; provided that Regeneron will not be required to notify Parabilis of such New Technology if such New Technology is New Licensed Product Technology.

(b) New Platform Technology.

(i) New Platform Technology Agreements. If such New Technology (A) relates to the Parabilis Platform Technology and (B) does not (1) specifically relate to any Product or Licensed Product or (2) use or incorporate any Confidential Information of Regeneron (“New Platform Technology”), then, during the Term, Parabilis will have the first right to acquire a sublicensable (through multiple tiers) license or other transferable right under such New Platform Technology (each, a “New Platform Technology Agreement”). If Parabilis does not commence efforts to obtain rights to the applicable New Platform Technology within [***] after giving or receiving notice of such New Platform Technology or does not enter into a New Platform Technology Agreement with respect to such New Platform Technology within [***], then Regeneron will have the right to enter into a New Platform Technology Agreement with respect to such New Platform Technology; [***]. In pursuing or obtaining any New Platform Technology Agreement, Parabilis will consider in good faith Regeneron’s comments on the proposed terms of such license to the extent relating to the Exploitation of the Licensed Product. Parabilis will provide Regeneron with a copy of any New Platform Technology Agreement with the applicable Third Party. The Parties will share all payments due under any New Platform Technology Agreement in accordance with Section 5.6.3 (Allocation).

(ii) [***].

(iii) Incorporation.

(1) If the New Platform Technology constitutes Necessary New Platform Technology, then such New Platform Technology will be included as Parabilis Know-How or Parabilis Patent Rights under this Agreement (as applicable) and subject to the terms and conditions of this Agreement.

(2) If the New Platform Technology constitutes Improved New Platform Technology, and if Regeneron notifies Parabilis in writing that it wishes to be granted a sublicense under such New Platform Technology for such Improved New Platform Technology, then such New Platform Technology will be included as Parabilis Know-How or Parabilis Patent Rights under this Agreement (as applicable) and subject to the terms and conditions of this Agreement. If Regeneron does not notify Parabilis in writing that it wishes to be granted a sublicense under such Improved New Platform Technology, or notifies Parabilis in writing that it does not want to be granted a sublicense under such Improved New Platform Technology, then Parabilis will not use or incorporate such Improved New Platform Technology under this Agreement.

(c) Product-Related New Technology. If such New Technology is not New Platform Technology and it solely relates to a Product that has not been designated a Licensed Product, then, prior to using or incorporating such New Technology in the performance of activities under any Research Plan or otherwise incorporating such New Technology into any Product, Parabilis (i) will notify Regeneron in writing of such New Technology, (ii) will discuss such New Technology with Regeneron, including whether to use or incorporate such New Technology, and (iii) will not use or incorporate such New Technology in the performance of activities under any Research Plan or otherwise incorporate such New Technology into any Product without the prior written consent of Regeneron.

(d) New Licensed Product Technology. If such New Technology is not New Platform Technology and it relates to a Licensed Product (“New Licensed Product Technology”), then, during the Term, Regeneron will have the sole right to acquire or license rights under such New Technology (a “New Licensed Product Technology Agreement”). If Regeneron enters into such New Licensed Product Technology Agreement, then the Parties will be bound by such New Licensed Product Technology Agreement. The Parties will share all payments due under any New Licensed Product Technology Agreement in accordance with Section 5.6.3 (Allocation).

5.6.3 Allocation. The responsibility for payments under each New Platform Technology Agreement and New Licensed Product Technology Agreement will be allocated to the Parties under this Agreement as follows:

(a) New Platform Technology for Licensed Products. If any New Platform Technology Agreement entered into by Parabilis or Regeneron relates to a Product or Licensed Product, then the Parties will share payment obligations due to any Third Party under such New Platform Technology Agreement in accordance with this Section 5.6.3(a) (New Platform Technology for Licensed Products). [***].

(b) New Licensed Product Technology for Products or Licensed Products. [***].

(c) No Additional Costs. If Parabilis or any of its Affiliates enters into an agreement following the Effective Date pursuant to which it obtains Control of any Improved New Platform Technology and (i) no additional obligations or payments are required under such agreement in consideration for the grant to Regeneron and its Affiliates of a sublicense of rights thereunder as contemplated by this Agreement, then, immediately upon Parabilis’ or its Affiliate’s entry into such agreement, or (ii) if Regeneron did not notify Parabilis that Regeneron wanted to receive a sublicense under such Improved New Platform Technology under this Agreement in accordance with Section 5.6.2(b)(i) (New Platform Technology Agreements), then, immediately upon Parabilis’ or its Affiliate’s use of such Improved New Platform Technology, in each case ((i) or (ii)), (A) such agreement will automatically be deemed a New Platform Technology Agreement, (B) any such Improved New Platform Technology to the extent such Know-How is necessary or reasonably useful for the Exploitation of any Product or Licensed Product and such Patent Rights that Cover such Know-How, will constitute Parabilis Know-How or Parabilis Patent Rights, as applicable, and (C) Parabilis will remain responsible for the payment of all royalties, license fees, milestone payments, and other payment obligations (if any) due to any Third Party under the New Platform Technology Agreement related to such Improved New Platform Technology.

Article 6
DEVELOPMENT AND COMMERCIALIZATION; REGULATORY MATTERS

6.1 Diligence. Regeneron will use Commercially Reasonable Efforts to Develop each Licensed Product in the United States and, upon obtaining Approval thereof, Commercialize such Licensed Product in the United States. Regeneron may satisfy its diligence obligations directly or through one or more Affiliates or Sublicensees.

6.2 Development, Manufacture, Medical Affairs Activities, and Commercialization. Subject to Section 6.1 (Diligence), Regeneron will have the sole right to Develop, Manufacture, perform Medical Affairs Activities, Commercialize, and otherwise Exploit all Licensed Products. All decisions concerning the Development, Manufacture, performance of Medical Affairs Activities, and Commercialization of Licensed Products, including the decision to nominate a Product for Initiation of a GLP Toxicology Study under this Agreement, and the clinical and regulatory strategy, design, sale, price, and promotion of Licensed Products, in each case, will be within the sole discretion of Regeneron.

6.3 Regulatory Matters. Regeneron will have sole control over and decision-making authority with respect to the preparation, submission, and maintenance of all Regulatory Filings and obtaining all Approvals with respect to Licensed Products. Parabilis will cooperate with Regeneron and provide reasonable support, as requested by Regeneron, with respect to any regulatory matters related to all Licensed Products. Regeneron or its designee will own all rights, title, and interest in and to any and all Regulatory Filings and Approvals for all Licensed Products and all such Regulatory Filings and Approvals may be held in the name of Regeneron or its designee. Parabilis will execute all documents and take all actions as are reasonably requested by Regeneron, at Regeneron’s expense, to vest such title in Regeneron or such designee, as applicable.

6.4 Development and Commercialization Reports. On a Licensed Product-by-Licensed Product basis, from the end of the applicable (a) Target Research Term for the Collaboration Target other than [***] or (b) the [***] Program Research Term for the [***] Program, in either case ((a) or (b)), that such Licensed Products are Directed To until the end of the Royalty Term for such Licensed Product, once every [***], Regeneron will provide Parabilis with [***] (each such report, a “Development and Commercialization Report”). For clarity, all Development and Commercialization Reports will constitute Confidential Information of Regeneron.

6.5 Support and Assistance. Without limiting Parabilis’ transfer and support obligations otherwise set forth in this Agreement or any other obligation to perform the activities under the Research Plan, Parabilis will cooperate with Regeneron and provide Regeneron with continued reasonable support, as requested by Regeneron for assistance with respect to Development or Manufacturing of Licensed Products, including Manufacturing Preparation Activities in preparation for GLP toxicology studies and further Development thereafter and regulatory activities. Upon Regeneron’s request, the Parties will discuss and agree upon a plan and budget pursuant to which Parabilis will provide support and assistance for each Licensed Product in accordance with this Section 6.5 (Support and Assistance). On a Licensed Product-by-Licensed Product basis, Regeneron will reimburse Parabilis for (a) its FTE Costs for any such support and assistance provided by Parabilis in accordance with such plan and budget (i) [***].

Article 7
MANUFACTURING

7.1 General Responsibilities. Regeneron will have sole responsibility for, and sole decision-making authority with respect to, all Manufacturing activities of Products and Licensed Products. Regeneron will be solely responsible for the associated costs and expenses for the Manufacture of the Products and the Licensed Products.

7.2 Manufacturing Technology Transfer. Upon Regeneron’s request, Parabilis will work with Regeneron to enable Regeneron to enter into relationships with Parabilis’ Third Party manufacturers, including providing additional information or documentation, or executing any additional agreements or authorizations, in each case, to enable Regeneron to (a) discuss and transfer the Manufacture of the Licensed Products with one or more Third Parties and (b) Manufacture, or cause to be Manufactured by one or more Third Parties, Products and Licensed Products, including, in each case, the transfer of (i) all Parabilis Know-How that is necessary or useful to enable the Manufacturing Preparation Activities and the Manufacture of Products, Licensed Products, and any components thereof (including Helicons) by providing copies or samples of relevant documentation, materials, and other embodiments of such Know-How, and by making available its qualified technical personnel on a reasonable basis to consult with Regeneron with respect to such Know-How, and (ii) any materials (as well as any intermediates and impurities of such materials) and assays used by Parabilis or its Affiliates or subcontractors in the conduct of Manufacturing Preparation Activities or the Manufacture of Products, Licensed Products, and any components thereof (including Helicons). Each such transfer will be conducted pursuant to a technology transfer plan developed and agreed by the Parties, the purpose of which plan will be to ensure the complete and timely transfer of such Know-How and materials.

7.3 Parabilis Manufacturing Support. The Parties understand and agree that after completion of the technology transfer contemplated by Section 7.2 (Manufacturing Technology Transfer) it may be necessary for Regeneron from time to time to seek assistance and cooperation from Parabilis in connection with the Manufacture of Products, Licensed Products, or components thereof (including Helicons), including manufacturing scale-up of the foregoing for GLP Toxicology Studies. In addition, after the completion of such technology transfer, if Regeneron decides, in its sole discretion, to engage a different Third Party manufacturer to Manufacture Products, Licensed Products or components thereof, then, in each case, at Regeneron’s written request, Parabilis will provide reasonable support and assistance for the transfer of Know-How to such Third Party in accordance with a written plan and budget agreed in writing in advance by the Parties.

7.4 Costs. With respect to Products and Licensed Products, (a) Regeneron will (i) bear all costs and expenses incurred by or on behalf of Regeneron or its Affiliates and (ii) reimburse Parabilis all Out-of-Pocket Costs actually incurred by or on behalf of Parabilis or its Affiliates within [***] following receipt of an invoice from Parabilis for such external expenses, and (b) Parabilis will bear all internal costs incurred by or on behalf of Parabilis or its Affiliates, in each case ((a) and (b)), in the performance of the technology transfer set forth in Section 7.2 (Manufacturing Technology Transfer).

Article 8
FEES, ROYALTIES, and PAYMENTS

8.1 Upfront Payment. Within [***] after receipt by Regeneron of an invoice on or after the Effective Date, Regeneron will pay to Parabilis a non-refundable and non-creditable upfront payment of $50,000,000.

8.2 Equity Investment. The Parties are entering into a side letter (the “Side Letter”) on or about the Effective Date, pursuant to which Regeneron will agree to make a $75,000,000 equity investment in Parabilis, subject to the satisfaction of the conditions as set forth therein.

8.3 Additional [***] Program Fee. For each [***] Program other than the first [***] Program that is added to the [***] Research Plan in accordance with Section 4.1.2 (Research Plan for [***]), following the Parties’ agreement to amend the HLA Research Plan to add activities with respect to such [***] Program, Regeneron will pay to Parabilis a fee equal to (a) $[***] for each of the [***] Program so added to the [***] Research Plan and (b) $[***] for each [***] Program so added to the [***] Research Plan after the [***] Program (each, an “Additional [***] Program Fee”), in each case, ((a) and (b)), within [***] following Regeneron’s receipt of an invoice from Parabilis for the applicable Additional [***] Program Fee.

8.4 Additional Target Fee. For each Additional Target that is the subject of an Additional Target Notice in accordance with Section 4.3.4 (Procedure), following the Parties’ agreement with respect to the Research Plan for such Additional Target, Regeneron will pay to Parabilis a fee equal to (a) $[***] for each of the [***] Additional Targets, and (b) $[***] for each of the [***] Additional Targets (each, an “Additional Target Fee”), in each case ((a) and (b)), within [***] following Regeneron’s receipt of an invoice from Parabilis for the applicable Additional Target Fee.

8.5 Milestone Payments.

8.5.1 Development Milestone Payments. Subject to this Section 8.5.1 (Development Milestone Payments), Regeneron will pay to Parabilis one-time development milestone payments as set forth in Table 8.5.1 (“Development Milestone Payments”) with respect to each Collaboration Target or each Licensed Product, as applicable, after the first achievement by or on behalf of Regeneron of the corresponding milestone events with respect to such Collaboration Target or Licensed Product, as applicable, as set forth in Table 8.5.1 (“Development Milestone Events”). Regeneron will provide written notice to Parabilis within [***] after becoming aware of the achievement of any Development Milestone Event and will pay the corresponding Development Milestone Payment within [***] following receipt of an invoice from Parabilis for such amount. Each Development Milestone Payment will be payable one time with respect to each Collaboration Target or Licensed Product, as applicable, in accordance with Table 8.5.1. [***].

Table 8.5.1 – Development Milestones
	Development Milestone Event (per Collaboration Target)	Development Milestone Payment
1	[***]	(a) $[***] (b) $[***]
2	[***]	$[***]
3	[***]	$[***]
	Development Milestone Event (per Licensed Product)	Development Milestone Payment
4	[***]	$[***]
5	[***]	$[***]
6	[***]	$[***]

If a Development Milestone Event for a Collaboration Target or Licensed Product is achieved prior to the achievement of the preceding Development Milestone Event for a Collaboration Target or Licensed Product, as applicable, (i.e., if a later-listed Development Milestone Event is achieved for a Collaboration Target or Licensed Product, as applicable, before or at the same time as a Development Milestone Event that is listed earlier in Table 8.5.1 for such Collaboration Target or Licensed Product), then upon achievement of the relevant Development Milestone Event for such Collaboration Target or Licensed Product, all preceding Development Milestone Events for such Collaboration Target or Licensed Product, as applicable, set forth in the relevant chart will become due and payable upon achievement of such relevant Development Milestone Event if not previously paid for that Collaboration Target or Licensed Product, as applicable.

8.5.2 Sales Milestone Payments. Subject to this Section 8.5.2 (Sales Milestone Payments), on a Licensed Product-by-Licensed Product basis, Regeneron will pay to Parabilis one-time sales milestone payments as set forth in Table 8.5.2 (“Sales Milestone Payments”) for each Licensed Product after the first achievement of the corresponding milestone events with respect to such Licensed Product as set forth in Table 8.5.2 (“Sales Milestone Events”); provided that Net Sales of a Licensed Product in a country will not be included in the calculation of Net Sales hereunder for purposes of the achievement of Sales Milestone Events following expiration of the Royalty Term for such Licensed Product in such country. Regeneron will provide written notice to Parabilis of the achievement of any Sales Milestone Event concurrently with delivery to Parabilis by Regeneron of the report set forth in Section 8.10.1 (Regeneron Sales Reports) that details the achievement of such Sales Milestone Event, and will pay the corresponding Sales Milestone Payment within [***] following receipt of an invoice from Parabilis for such amount. Each Sales Milestone Payment will be payable one time with respect to each Licensed Product. If all Sales Milestone Events are achieved for a given Licensed Product, then the maximum amount of Sales Milestone Payments payable to Parabilis with respect to such Licensed Product hereunder will be [***].

Table 8.5.2 – Sales Milestones
	Sales Milestone Event (per Licensed Product)	Sales Milestone Payment
1	First achievement of aggregate annual Net Sales in the Territory within a Calendar Year of such Licensed Product of more than $[***]	$[***]
2	First achievement of aggregate annual Net Sales in the Territory within a Calendar Year of such Licensed Product of more than $[***]	$[***]
3	First achievement of aggregate annual Net Sales in the Territory within a Calendar Year of such Licensed Product of more than $[***]	$[***]
4	First achievement of aggregate annual Net Sales in the Territory within a Calendar Year of such Licensed Product of more than $[***]	$[***]

8.6 Royalty Payments.

8.6.1 Royalties. Subject to the provisions of this Section 9.5 (Royalty Payments), Regeneron will pay to Parabilis, on a Licensed Product-by-Licensed Product and country-by-country basis, royalties on annual Net Sales of Licensed Products during the applicable Royalty Term, calculated as set forth in Section 8.6.3 (Royalty Rates). Royalties will be payable on a Calendar Quarter-by-Calendar Quarter basis and any such payments will be made within [***] after Regeneron’s receipt of an invoice from Parabilis for such Calendar Quarter’s Net Sales based on the Regeneron sales report provided as set forth in Section 8.10.1 (Regeneron Sales Reports). Net Sales of a Licensed Product in a country will not be included in the calculation of Net Sales hereunder for purposes of royalties following expiration of the Royalty Term for such Licensed Product in such country.

8.6.2 Royalty Term. Regeneron’s obligation to pay royalties with respect to a Licensed Product in a particular country will commence upon the First Commercial Sale of such Licensed Product in such country and will expire on the latest of: (a) expiration of the last Valid Claim of a Royalty Term-Extending Patent Right for such Licensed Product in such country, (b) 12 years after the First Commercial Sale of such Licensed Product in such country; and (c) loss of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”).

8.6.3 Royalty Rates. The royalty rates payable under Section 8.6.1 (Royalties) will be calculated as follows with respect to each Licensed Product:

Table 8.6.3 – Royalty Rates
Aggregate Annual (Calendar Year) Net Sales of a Licensed Product	Royalty Rate
Portion of aggregate Calendar Year Net Sales in the Territory greater than $0 and less than $[***]	[***]
Portion of aggregate Calendar Year Net Sales in the Territory greater than or equal to $[***] and less than $[***]	[***]
Portion of aggregate Calendar Year Net Sales in the Territory greater than or equal to $[***] and less than $[***]	[***]
Portion of aggregate Calendar Year Net Sales in the Territory greater than or equal to $[***]	[***]

For clarity, the royalty rates set forth above are intended to be tiered and incremental, and the higher incremental rate will only apply to that portion of the Net Sales of a royalty-bearing Licensed Product, as applicable, that falls within the indicated range of sales. Notwithstanding the royalty rates set forth above, all royalties payable pursuant to this Section 8.6.3 (Royalty Rates) are subject to reduction and offset, as further described in Section 8.6.4 (Royalty Reduction) or as otherwise expressly stated in this Agreement.

8.6.4 Royalty Reduction.

(a) Loss of Valid Claim. [***].

(b) New Technology. [***].

(c) Breach of Representations and Warranties. [***].

(d) Biosimilar Products. [***].

(e) Generic Products. [***].

(f) Compulsory Licenses. [***].

(g) Inflation Reduction Act. [***].

(h) MFN Impact. [***].

8.6.5 Maximum Reduction. [***].

8.7 Invoicing. All payments made under this Agreement will require an invoice to be sent electronically by a receiving Party to the paying Party and all invoices required to be submitted under this Agreement will be addressed to such paying Party at the applicable address noted below. For any payments due for which the payment period is not otherwise specified in this Agreement, payments for all invoices will be due [***] from receipt of such invoice.

If to Regeneron: Regeneron Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 [***] [***]	If to Parabilis: Parabilis Medicines, Inc. 30 Acorn Park Drive Cambridge, MA 02140 [***] [***]

8.8 Method of Payment; Offset. Unless otherwise agreed by the Parties, all payments due from the paying Party under this Agreement will be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the non-paying Party. Subject to any specific limitations on offset set forth herein, Regeneron will have the right to offset any amount (other than amounts for which a Party has provided a notice of dispute with respect thereto) owed by Parabilis to Regeneron under or in connection with this Agreement, including any amount actually owed under an indemnification obligation by Parabilis, against any payments owed by Regeneron to Parabilis under this Agreement. Such offsets of undisputed or finally resolved amounts will be in addition to any other rights or remedies available under this Agreement and Applicable Law.

8.9 Currency Conversion. If the amount due in U.S. Dollars is calculated based upon one or more currencies other than U.S. Dollars, such amounts will be converted to U.S. Dollars using the average of the buying and selling exchange rate for conversion of the applicable foreign currency into Dollars, using the average of the daily spot rates (the “Mid Price Close” found on Bloomberg (or any successor thereto), or any other source as agreed to by the Parties) over the period to which the payment relates.

8.10 Reports; Records; and Audits.

8.10.1 Regeneron Sales Reports. Beginning on the First Commercial Sale of the first Licensed Product by Regeneron, Regeneron will prepare and, within [***] after the end of each Calendar Quarter, deliver to Parabilis a report containing the following information for the applicable Calendar Quarter on a Licensed Product-by-Licensed Product until the expiration or termination of this Agreement with respect to such Licensed Product in such country: [***]. All such reports and any such information therein will be the Confidential Information of Regeneron.

8.10.2 Records. Each Party will keep complete and accurate records of all Licensed Products that are made, used, sold, leased, or transferred under the Agreement and any amounts payable to the other Party in relation to such Licensed Products, for a period of [***] after the end of the Calendar Quarter to which such records relate. Each Party will require its Affiliates, and its and their respective Sublicensees to retain and provide to such Party all such records that such Party would be required to keep in accordance with this Section 8.10.2 (Records) as if such records were such Party’s, to enable the other Party to audit such records pursuant to this Section 8.10.3 (Audits).

8.10.3 Audits. Each Party (the “Auditing Party”) will have the right (at its own cost and expense), upon no less than [***] advance written notice to have the records of the other Party and its Affiliates and Sublicensees (the “Audited Party”) maintained pursuant to Section 8.10.2 (Records) audited by an independent “Big Four” (or equivalent) accounting firm that is reasonably acceptable to the Audited Party under reasonable appropriate confidentiality provisions (substantially similar to those set forth in this Agreement, except the term of confidentiality for such accounting firm may be for a shorter duration that is customary under the circumstances), for the sole purpose of verifying the accuracy of all costs and expenses incurred, financial, accounting, and numerical information reported and calculations provided hereunder, including Net Sales, and any other payments under this Agreement. Such audits will be conducted at reasonable times during normal business hours, will be limited to [***], and will not be conducted with respect to any records beyond the required retention period for such records under Section 8.10.2 (Records) or more than once with respect to the same records or period. The results of any such audit will be delivered in writing to each Party simultaneously and will be final and binding upon the Parties, unless disputed in good faith by a Party. If the Audited Party or its Affiliates have underpaid or over billed an amount due under this Agreement resulting in a cumulative discrepancy of amounts incurred during the period subject to such audit of more than [***] from the accurate amounts, the Audited Party will also reimburse the Auditing Party for the fees charged by the accountants for such audit for such period (with the cost and expense of the audit to be paid by the Auditing Party in all other cases). Such accountants will not reveal to the Auditing Party the details of its review, except whether the amounts paid or billed are correct or not, and the specific details concerning any discrepancies, including the amount. If any examination or audit of the records described above discloses an overpayment or underpayment of amounts due hereunder, then unless the result of the audit is contested, (i) the Party that underpaid will pay any amounts due plus, if such underpayment is the underpaying Party’s fault, interest thereon at the interest rate as calculated in Section 8.11 (Late Payments) below and accruing from the date of such underpayment, or (ii) the Party that received an overpayment will refund such overpayment plus, if such overpayment is the fault of the Party refunding such payment, interest thereon at the interest rate as calculated in Section 8.11 (Late Payments) below and accruing from the date of such overpayment, in each case ((i) and (ii)), within [***] after receipt of the written results of such audit notwithstanding the language regarding interest accrual on disputed payments in Section 8.11 (Late Payments) below. Except as otherwise provided herein, all of a Party’s costs and expenses and other financial determinations with respect to this Agreement will be determined in accordance with Accounting Standards, as generally and consistently applied.

8.11 Other Payments. For any payment not described in Section 8.1 (Upfront Payment) through Section 8.6 (Royalty Payments) and Section 8.10.3 (Audits), each Party will provide to the other Party an invoice for all amounts due to it under this Agreement. Unless otherwise noted, payments on such invoices will be made within [***] of the other Party’s receipt of the applicable invoice.

8.12 Late Payments. In the event that any undisputed payment due hereunder is not made when due, the undisputed payment will accrue interest beginning on the day following the due date thereof, calculated at the annual rate equal to the one month term Secured Overnight Financing Rate (SOFR), effective for the date that payment was first due as reported by Bloomberg (Bloomberg Ticker, TSFR1M Index), [***]; provided, however, that in no event will such annual interest rate exceed the maximum rate permitted by Applicable Law. Each such payment when made will be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof will not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including termination of this Agreement as set forth in Article 14 (Term; Termination). With respect to any disputed payments, no interest payment will be due until such dispute is resolved and the interest which will be payable thereon will be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

8.13 Taxes.

(a) It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value-added tax, sales tax, consumption taxes or other similar taxes (“Indirect Taxes”), which will be added thereon as applicable. Where an Indirect Tax is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of Indirect Tax only upon receipt of a valid tax invoice issued in accordance with the Applicable Law and regulations of the jurisdiction in which the Indirect Tax is chargeable.

(b) Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly under this Agreement. In the event a Party is required by Applicable Law to deduct and withhold taxes on any payment to the other Party, the Party making such payment will deduct and withhold the amount of such taxes for the account of the other Party to the extent required by Applicable Law and the amount payable to the other Party will be reduced by the amount of taxes deducted and withheld. The paying Party will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes (to the extent there is reasonably available such certificate or other evidence to allow the claim of such payment of taxes). If a Party deducts and withholds taxes on any payment to the other Party pursuant to Applicable Law and pays such taxes to the proper Governmental Authority, the amount of such deduction and withholding will be treated for all purposes of this Agreement as paid to the other Party, except to the extent otherwise provided herein. The Party making payments will use reasonable efforts to provide email notice to the other Party of any such deductions or withholdings, and will cooperate with the other Party to lawfully reduce such deductions or withholdings, including by cooperating to execute and file any forms or certificates reasonably required to claim such reduction. If a Governmental Authority determines that the payor under-withheld from any payment made to payee pursuant to this Agreement, payee will be liable to payor for the amount under-withheld, together with any interest and penalties imposed with respect to such under-withholding; payor will have the right (x) to offset such amount against any future payment obligations to the payee under this Agreement, (y) to invoice the payee for such amount (which will be payable by the payee within [***] of its receipt of such invoice) or (z) to pursue indemnification from payee by any other available remedy.

(c) Each Party will cooperate with the other Party and will furnish the other Party with any documents that may be reasonably necessary for the paying Party to determine whether to withhold tax on payments (including Internal Revenue Service Forms W-9 or applicable Forms W-8) or to withhold tax at a reduced rate under Applicable Law.

Article 9
INTELLECTUAL PROPERTY

9.1 Intellectual Property Ownership.

9.1.1 Background Intellectual Property. Except as expressly set forth herein, as between the Parties, each Party is and will remain the owner of all Know-How, Patent Rights, and Confidential Information that it owns or Controls as of the Effective Date or that it develops or acquires thereafter pursuant to the performance of activities independent of this Agreement.

9.1.2 Collaboration Technology. Except as set forth in Section 9.1.3 (Product-Specific Collaboration Technology) through Section 9.1.6 (Data Ownership): (a) Regeneron will solely own all rights, title, and interest in and to any Collaboration Know-How generated, developed, invented, discovered, conceived, reduced to practice, or otherwise made in the performance of activities under this Agreement solely by or on behalf of Regeneron (“Regeneron Collaboration Know-How”) and all Collaboration Patent Rights that Cover any such Regeneron Collaboration Know-How (“Regeneron Collaboration Patent Rights” and together with the Regeneron Collaboration Know-How, the “Regeneron Collaboration Technology”); (b) Parabilis will solely own all rights, title, and interests in and to any Collaboration Know-How generated, developed, invented, discovered, conceived, reduced to practice, or otherwise made in the performance of activities under this Agreement solely by or on behalf of Parabilis (“Parabilis Collaboration Know-How”) and all Collaboration Patent Rights that Cover any such Parabilis Collaboration Know-How (“Parabilis Collaboration Patent Rights” and together with the Parabilis Collaboration Know-How, the “Parabilis Collaboration Technology”); and (c) the Parties will jointly own and have an equal, undivided interest in any Collaboration Know-How generated, developed, invented, discovered, conceived, reduced to practice, or otherwise made in the performance of activities under this Agreement jointly by or on behalf of the Parties (“Joint Collaboration Know-How”) and all Collaboration Patent Rights that Cover any such Joint Collaboration Know-How (“Joint Collaboration Patent Rights” and together with the Joint Collaboration Know-How, the “Joint Collaboration Technology”). The determination of whether Collaboration Technology is generated, developed, invented, discovered, conceived, reduced to practice, or otherwise made by or on behalf of a Party will be determined by, and follow, inventorship under U.S. patent law.

9.1.3 Product-Specific Collaboration Technology. Regeneron will solely own all rights, title, and interest in and to any Collaboration Know-How generated, developed, invented, discovered, conceived, reduced to practice, or otherwise made in the performance of activities under this Agreement, to the extent directed or related to any Product, [***], in either case, [***] (“Product-Specific Collaboration Know-How”) and all Collaboration Patent Rights that Cover any such Product-Specific Collaboration Know-How (“Product-Specific Collaboration Patent Rights” and together with the Product-Specific Collaboration Know-How, the “Product-Specific Collaboration Technology”). Parabilis hereby assigns to Regeneron all rights, title, and interests in and to any Product-Specific Collaboration Technology, and Regeneron hereby accepts such assignment. If such assignment is prohibited by Applicable Law, then Parabilis will grant, and hereby does grant, to Regeneron, a perpetual, irrevocable, exclusive (even as to Parabilis), worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Product-Specific Collaboration Technology. Parabilis will cooperate with Regeneron to execute any agreements, instruments, and documents as may be reasonably required to perfect Regeneron’s rights, title, and interests in and to such Product-Specific Collaboration Technology.

9.1.4 Parabilis Platform Improvements. Parabilis will solely own all rights, title, and interests in and to any and all Parabilis Platform Improvements arising under this Agreement, including any Patent Rights with respect thereto and the right to pursue the same. Regeneron will and hereby does assign to Parabilis its rights, title, and interests in and to any Parabilis Platform Improvements, and Parabilis hereby accepts such assignment. If such assignment is prohibited by Applicable Law, then Regeneron will grant, and hereby does grant, to Parabilis, a perpetual, irrevocable, exclusive (even as to Regeneron), worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Parabilis Platform Improvements. Regeneron will cooperate with Parabilis to execute any agreements, instruments, and documents as may be reasonably required to perfect Parabilis’ rights, title and interests in and to such Parabilis Platform Improvements.

9.1.5 Regeneron Background Improvements. Regeneron will solely own all rights, title, and interests in and to any and all Regeneron Background Improvements arising under this Agreement, including any Regeneron Background Improvement Patent Rights and the right to pursue the same. Parabilis will and hereby does assign to Regeneron all rights, title, and interests in and to any such Regeneron Background Improvements, and Regeneron hereby accepts such assignment. If such assignment is prohibited by Applicable Law, then Parabilis will grant, and hereby does grant, to Regeneron, a perpetual, irrevocable, exclusive (even as to Parabilis), worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Regeneron Background Improvements. Parabilis will cooperate with Regeneron to execute any agreements, instruments, and documents as may be reasonably required to perfect Regeneron’s rights, title and interests in and to such Regeneron Background Improvements.

9.1.6 Data Ownership. Except as set forth in Section 9.1.3 (Product-Specific Collaboration Technology), Section 9.1.4 (Parabilis Platform Improvements), or Section 9.1.5 (Regeneron Background Improvements), (a) Parabilis will solely own any Parabilis Research Data and (b) Regeneron will solely own any Regeneron Research Data and, following completion of a Research Plan with respect to a Collaboration Target, any data generated by or on behalf of Regeneron in the Exploitation of Product(s) Directed To such Collaboration Target (“Other Regeneron Data”). Parabilis hereby assigns to Regeneron all rights, title, and interests in and to any Regeneron Research Data and Other Regeneron Data, and Regeneron hereby accepts such assignment. If such assignment is prohibited by Applicable Law, then Parabilis will grant, and hereby does grant, to Regeneron, a perpetual, irrevocable, exclusive (even as to Parabilis), worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Regeneron Research Data and Other Regeneron Data. Regeneron hereby assigns to Parabilis all rights, title, and interests in and to any Parabilis Research Data, and Parabilis hereby accepts such assignment. If such assignment is prohibited by Applicable Law, then Regeneron will grant, and hereby does grant, to Parabilis, a perpetual, irrevocable, exclusive (even as to Regeneron), worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Parabilis Research Data. The assigning Party will cooperate with the other Party to execute any agreements, instruments, and documents as may be reasonably required to perfect the other Party’s rights, title and interests in and to such Regeneron Research Data or Parabilis Research Data, as applicable.

9.1.7 Exploitation of Joint Technology. Subject to the licenses and obligations set forth in this Agreement, each Party will have the right to practice, license, sublicense, assign, transfer, and otherwise exploit such Party’s interest in the Joint Collaboration Technology for any and all purposes on a worldwide basis without restriction, and without the consent of and without a duty of accounting to the other Party. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, such Party’s interest in the Joint Collaboration Technology throughout the world, necessary to provide the other Party with the foregoing rights. For those countries where a specific license is required for a joint owner of Joint Collaboration Technology to practice such Joint Collaboration Technology in such countries, each Party hereby grants to the other Party a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under the granting Party’s rights, title, and interests in and to all Joint Collaboration Technology for any and all purposes.

9.1.8 Disclosure; Further Assurances. Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates and Sublicensees to disclose, any Collaboration Know-How that is to be owned by the other Party pursuant to the terms of this Section 9.1 (Intellectual Property Ownership). Each Party will cause its Sublicensees and Affiliates, and their respective employees, consultants, agents, or independent contractors to assign to such Party, such person’s or entity’s rights, title, and interests in and to the foregoing, and all Patent Rights or other intellectual property rights therein, as is necessary to enable such Party to fully effect the ownership of the foregoing, as provided in this Agreement. Each Party will also include provisions in its relevant agreements with Third Parties performing activities on its behalf pursuant to this Agreement, that effect the intent of this Article 9 (Intellectual Property). Each Party will execute and deliver all documents reasonably required to evidence or record any assignment pursuant to this Agreement or, if such Party is unable to obtain such documents after making reasonable inquiry, assist the other Party with respect to any such document. Each Party will, and will cause its Sublicensees and Affiliates, and their respective employees, consultants, agents, or independent contractors to, cooperate with the other Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect such other Party’s rights, title, and interests in and to Collaboration Know-How, and all Patent Rights or intellectual property rights therein, as set forth in this Section 9.1 (Intellectual Property Ownership).

9.2 Patent Right Prosecution and Maintenance.

9.2.1 Regeneron Licensed Patent Rights. [***].

9.2.2 Parabilis Patent Rights; Joint Patent Rights. [***].

9.2.3 Review and Comment. The Party that has a first right to prosecute and maintain any Patent Right under this Section 9.2 (Patent Right Prosecution and Maintenance) that is a Royalty Term-Extending Patent Right will discuss with the other Party, and keep such other Party reasonably informed of, such prosecution and maintenance of all such Royalty Term-Extending Patent Rights, including by providing the other Party with a copy of each draft of any patent application prior to filing and each substantive communication and response to and from any patent authority related to such prosecution and maintenance of the applicable Royalty Term-Extending Patent Rights sufficiently in advance of submitting such filing or response to any patent authority so as to allow for a reasonable opportunity for the other Party to review, comment, and discuss the substance thereof with such Party; provided that Regeneron’s rights under this Section 9.2.3 (Review and Comment) with respect to Parabilis Platform Patent Rights will be limited to such Patent Rights that Cover a Licensed Product. Such Party will consider in good faith the requests and suggestions of the other Party with respect to such prosecution and maintenance of Royalty Term-Extending Patent Rights.

9.3 Patent Right Term Extensions. [***].

9.4 Defense and Settlement of Third Party Claims; Licensed Third Party Patent Rights. [***].

9.5 Third Party Defense or Counterclaim. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 9.7 (Enforcement), that any Parabilis Patent Right, Joint Collaboration Patent Right, or Regeneron Licensed Patent Right is invalid or unenforceable, then the Enforcing Party will promptly give written notice to the other Party. The Enforcing Party will have the right to respond to such defense or such counterclaim (as applicable) and will have control over any such response and defense (as applicable). The non-Enforcing Party will reasonably cooperate with the Enforcing Party in any such action. Any costs and expenses with respect to such response, such defense, or such counterclaim will be borne by the Enforcing Party.

9.6 Third Party Declaratory Judgment or Similar Action. If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Regeneron Licensed Patent Right, Joint Collaboration Patent Right, or Parabilis Patent Right is invalid or unenforceable, then the Party first becoming aware of such action or claim will promptly give written notice to the other Party. Each Party will reasonably cooperate with the other Party in any such action. The Party with the right to enforce a Patent Right under Section 9.7 (Enforcement) will have the right to defend against such action or claim against such Patent Right. Parabilis will use reasonable efforts to defend against such action or claim against a Patent Right that it has sole enforcement right of under Section 9.7 (Enforcement). Any costs and expenses with respect to such defense with respect to such Patent Rights will be borne by the Party defending such action.

9.7 Enforcement.

9.7.1 Notice of Infringement. The Parties will inform each other promptly of any infringement or colorable cause of action for infringement by a Third Party (collectively, “Infringement”) of any Patent Right within the Joint Collaboration Patent Rights, Parabilis Patent Rights, or Regeneron Licensed Patent Rights, including any Infringement of which such Party becomes aware based on the Development, Manufacture, Commercialization of, or an MAA for, a compound or product that would be competitive with the Licensed Product in the Field in the Territory (each, a “Competitive Infringement”). Such notifying Party will provide such other Party with available information regarding such Infringement.

9.7.2 Regeneron Enforcement. [***].

9.7.3 Parabilis Enforcement. [***].

9.7.4 Progress Reporting. The Party initiating or defending any enforcement action under this Section 9.7 (Enforcement) (the “Enforcing Party”) will keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party will have the individual right to participate with counsel of its own choice at its own expense. In any event, each Party will reasonably assist the other Party and cooperate in any such litigation at such other Party’s request and expense.

9.7.5 Allocation of Recoveries. As between the Parties and except as otherwise expressly provided herein, the costs and expenses of the Party bringing suit under this Section 9.7 (Enforcement) will be borne by such Party, and any damages, settlements or other monetary awards recovered will be shared as follows: (i) the amount of such recovery actually received will first be applied to the costs and expenses incurred in connection with such action by the Enforcing Party and then to the costs and expenses incurred in connection with such action by the other Party; (ii) [***].

9.8 Biosimilars.

9.8.1 Notwithstanding the provisions of Section 9.6 (Third Party Declaratory Judgement or Similar Action) or Section 9.7 (Enforcement), if either Party receives notice of any application or submission filed with a Regulatory Authority for Approval of a Biosimilar Product as defined in 42 U.S.C. §262(i)(1) (a “Biosimilar Application”) or a copy of a Biosimilar Application referencing such biologic product or a Product, whether or not such notice or copy is provided under any Applicable Law, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for Approval, such Party will promptly, but in any event within [***], notify the other Party.

9.8.2 For purposes of such Biosimilar Application:

(a) Regeneron will designate, to the extent permitted by Applicable Law, the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application, information regarding the process or processes used to manufacture the product that is the subject of the Biosimilar Application, and any related confidential information pursuant to 42 U.S.C. § 262(l)(1)(B)(ii).

(b) Regeneron will have the sole right to (i) list any Parabilis Patent Right (other than a Parabilis Platform Patent Right that is not a Final Surviving Patent Right), Joint Collaboration Patent Rights, or Regeneron Licensed Patent Right, as required pursuant to 42 U.S.C. § 262(l)(3)(A) or 42 U.S.C. § 262(l)(7), (ii) respond to any communications with respect to such lists from the filer of the Biosimilar Application, (iii) negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in 42 U.S.C. § 262(l)(1), and (iv) as to the Collaboration Patent Rights that will be subject to the litigation procedure as described in 42 U.S.C. § 262(l)(4), decide which Collaboration Patent Rights will be selected for litigation under 42 U.S.C. § 262(l)(5)(B)(i)(II), and commence such litigation under 42 U.S.C. § 262(l)(6). After consultation with Parabilis and upon Parabilis’ consent, Regeneron will have the right to list any Parabilis Platform Patent Right that is not the Final Surviving Patent Right as required pursuant to 42 U.S.C. § 262(l)(3)(A) or 42 U.S.C. § 262(l)(7). If Parabilis is required pursuant to Applicable Law to execute any of these tasks it will do so in accordance with Regeneron’s instructions. Parabilis will cooperate with Regeneron’s reasonable requests in connection with the foregoing activities to the extent required or permitted by Applicable Laws.

(c) Each Party will within [***] after receiving any notice of commercial marketing provided by the filer of a Biosimilar Application to Regeneron pursuant to 42 U.S.C. § 262(l)(8)(A), notify the other Party. To the extent permitted by Applicable Law, Regeneron will have the first right, but not the obligation, to seek an injunction against such commercial marketing as permitted pursuant to 42 U.S.C. § 262(l)(8)(B) and to file an action for infringement. If required pursuant to Applicable Law, upon Regeneron’s request, Parabilis will assist in seeking such injunction or filing such infringement action after consulting with Regeneron. Except as otherwise provided in this Section 9.8 (Biosimilars), any such action will be subject to the other terms and conditions of Section 9.6 (Third Party Declaratory Judgement or Similar Action) or Section 9.7 (Enforcement) as applicable.

9.9 Hatch-Waxman. Notwithstanding any provision to the contrary set forth in this Agreement, should a Party receive a certification for a Licensed Product pursuant to the Hatch-Waxman Act, or its equivalent in a country other than the U.S., with respect to any activities under this Agreement, then such Party will promptly provide the other Party with a copy of such certification. For each such Product, Regeneron will have [***] from the date on which it receives or provides a copy of such certification to provide written notice to Parabilis whether Regeneron will bring suit, at its expense, within a [***] period from the date of such certification. If such [***] period expires without Regeneron bringing suit or providing such notice, then Parabilis will have the right to bring suit in its name.

9.10 Product Trademarks.

9.10.1 Ownership and Prosecution of Product Trademarks. [***].

9.10.2 Enforcement of Product Trademarks. [***].

9.10.3 Third Party Claims. [***].

9.10.4 Notice and Cooperation. [***].

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a) it is duly incorporated and validly existing, in the case of Parabilis, under the Applicable Law of the State of Delaware, and in the case of Regeneron, the Applicable Law of the State of New York, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (i) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material Applicable Law or (ii) require any consent or approval of its stockholders or similar action; and

(d) it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement.

10.2 Additional Parabilis Representations and Warranties. Parabilis represents and warrants to Regeneron that, (x) as of the Effective Date and (y) solely with respect to representations and warranties related to the applicable proposed Replacement Target or proposed Additional Target, upon Parabilis’ receipt of each Replacement Target Notice and Additional Target Notice, which will be included in the applicable Disclosure Letter for each proposed Replacement Target or proposed Additional Target (each date set forth in (x) and (y), as applicable, the “Representation Date”), that, except as set forth in Schedule 10.2 (Additional Parabilis Representations and Warranties) as the same may be updated by Parabilis as of the applicable Representation Date:

(a) all necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities required to be obtained by Parabilis in connection with the execution and delivery of this Agreement have been obtained;

(b) no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf;

(c) [***];

(d) [***];

(e) [***];

(f) No competent patent authority or government authority has found the Parabilis Patent Rights to be unpatentable or invalid;

(g) No claim or action has been brought in writing or, to Parabilis’ Knowledge, threatened by any Third Party alleging that (i) the Parabilis Patent Rights are invalid or unenforceable, (ii) use of the Parabilis Patent Rights or Parabilis Know-How as contemplated herein infringes or misappropriates or would infringe or misappropriate any right of any Third Party, or (iii) the Development, Manufacturing, performance of Medical Affairs Activities, Commercialization, or other Exploitation of the Products as contemplated herein violates, infringes, or misappropriates any patent or other intellectual property or proprietary right of any Third Party, and (iv) no Parabilis Patent Rights are the subject of any interference, opposition, cancellation, or other protest proceeding;

(h) No claim or action has been brought in writing or, to Parabilis’ Knowledge, threatened by any Third Party alleging that (i) the Parabilis Platform Technology is invalid or unenforceable, or (ii) use of the Parabilis Platform Technology or Parabilis Patent Rights as contemplated herein infringes or misappropriates or would infringe or misappropriate any intellectual property right of any Third Party in the Territory;

(i) Parabilis has not received any written notice from any Third Party asserting or alleging that the use of any Parabilis Platform Technology or other Parabilis Technology infringes the Patent Rights or any other rights of any Third Party in the Territory;

(j) The Parabilis Patent Rights are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and the Parabilis Patent Rights have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payments (subject to any available extensions), except as would not have a material adverse effect on the validity or enforceability of any of the Parabilis Patent Rights;

(k) Each of the Parabilis Patent Rights properly identifies each and every inventor of the claims thereof as determined in accordance with the Applicable Law of the jurisdiction in which each such Parabilis Patent Right is issued or such application is pending;

(l) To Parabilis’ Knowledge, the conception, development and reduction to practice of the Parabilis Patent Rights and Parabilis Know-How existing as of the Representation Date and licensed to Regeneron pursuant to this Agreement have not constituted or involved the misappropriation of any trade secret of any Third Party;

(m) To Parabilis’ Knowledge, the performance or completion by Parabilis of any of its activities set forth in the Research Plan does not require any materials, technology, or intellectual property that would require any royalty obligation to a Third Party;

(n) To Parabilis’ Knowledge, no Third Party, including any current or former employee or consultant of Parabilis, is infringing or misappropriating, is threatening to infringe or misappropriate, or has infringed or misappropriated any Parabilis Patent Rights and Parabilis Know-How existing as of the Representation Date;

(o) Each Person who has or has had any rights in or to any Parabilis Patent Rights or any Parabilis Know-How, or who was an inventor of any Parabilis Know-How, has assigned and has executed an agreement assigning its entire rights, title, and interests in and to such Parabilis Patent Rights and Parabilis Know-How to Parabilis that were invented during the time of such Person’s employment or engagement with Parabilis;

(p) Solely as it relates to Parabilis Patent Rights or Parabilis Know-How, no current officer, employee, agent or consultant of Parabilis or any of its Affiliates is in violation of any term or any assignment or other agreement regarding the protection of Patent Rights or proprietary information of Parabilis or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Parabilis;

(q) The Parabilis Know-How that constitutes a trade secret of Parabilis has been the subject of customary or reasonable steps by Parabilis to maintain its confidentiality and, to Parabilis’ Knowledge, no breach of a confidentiality obligation to Parabilis with respect to any Parabilis Know-How that constitutes a trade secret of Parabilis has been committed by any Third Party;

(r) There are no amounts that will be required to be paid to a Third Party based on sales of any Products (other than for ordinary course service agreements), as a result of the Development, Manufacture, performance of Medical Affairs Activities, Commercialization, or other Exploitation of such Products in accordance with this Agreement that arise out of any agreement to which Parabilis or any of its Affiliates is a party, and no such agreement will result in any Third Party obtaining any interest in, or any right to assert any claim in or with respect to, any rights granted to Regeneron under this Agreement;

(s) The inventions claimed or Covered by the Parabilis Patent Rights (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201 (f) and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act;

(t) Neither Parabilis nor any of its Affiliates is clinically Developing, Manufacturing, performing Medical Affairs Activities for, Commercializing or otherwise Exploiting any Competing Product;

(u) Neither Parabilis nor any of its Affiliates own or hold rights to any Patent Rights or Know-How that are not Controlled by Parabilis or its Affiliates, but, if such Patent Rights or Know-How were Controlled by Parabilis or its Affiliates, would be included in the Parabilis Technology;

(v) To Parabilis’ Knowledge, a license (or similar rights) to any Third Party Patent Rights or other intellectual property of a Third Party is not required for Regeneron to exercise the licenses to the Parabilis Know-How or the Parabilis Patent Rights granted hereunder;

(w) [***];

(x) To Parabilis’ Knowledge, neither the Parabilis Platform Technology nor any other Parabilis Technology infringes or misappropriates any Patent Rights or other intellectual property of a Third Party.

10.3 Covenants.

10.3.1 Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, contractors, agents and Sublicensees who perform research or development activities pursuant to this Agreement or otherwise participate in the Exploitation of Products pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and nonuse and to assign Know-How in a manner consistent with the provisions of this Agreement.

10.3.2 Debarment. Each Party represents, warrants, and covenants to the other Party that it is not debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings under the U.S. Food, Drug and Cosmetic Act or comparable Applicable Law in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or Sublicensees, the services of any person who is debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings in connection with activities relating to any Product. In the event that either Party becomes aware of the debarment, exclusion or disqualification or threatened debarment, exclusion or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party will promptly notify the other Party in writing and such Party will cease employing, contracting with, or retaining any such person to perform any such services.

10.3.3 Compliance. Each Party will comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) will be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its reasonable opinion violate any settlement with any Governmental Authority, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates will be required to take, or will be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

(a) Each Party agrees, on behalf of itself and its officers, directors, employees, Affiliates and agents, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder: (i) it will comply with Anti-Bribery and Anti-Corruption Laws, and will not take any action that will cause the other Party or its Affiliates to be in violation of any such laws or policies; (ii) it will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value to any Public Official or Entity for the purpose of influencing the acts of such Public Official or Entity to induce them to use their influence with any Governmental Authority, or obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Anti-Bribery and Anti-Corruption Laws; and (iii) it will not directly or indirectly solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Bribery and Anti-Corruption Laws.

(b) Each Party will keep and maintain accurate books, accounts, invoices, and reasonably detailed records in connection with the performance of its obligations under, and payments made in connection with, this Agreement, including all records required to establish compliance with the provisions of this Section 10.3.3 (Compliance), until the later of (i) [***] after the end of the period to which such books and records pertain or (ii) the expiration of the applicable statute of limitations (or any extension thereof).

(c) If either Party requests that any other Party complete a compliance certification certifying compliance with this Section 10.3.3 (Compliance), which request will occur no more than [***] that a Party makes such request and once per Calendar Year thereafter, such other Party will promptly complete and deliver such compliance certification truthfully and accurately. If either Party requests, in connection with a corporate integrity agreement or similar arrangement with a Governmental Authority, that any other Party complete a compliance certification certifying adherence to and compliance with such other Party’s code of conduct and compliance program with respect to such other Party’s activities under this Agreement, which request will occur no more than [***], such other Party will cooperate with the first Party to promptly complete and deliver such compliance certification truthfully and accurately, and should there be reasonable additional requests of such other Party as a result of a corporate integrity agreement or similar arrangement with a Governmental Authority of the requesting Party, such other Party will comply with such requests.

(d) If a Party has a good faith reason to believe that the other Party may be in breach or violation of any representation, warranty or undertaking in this Section 10.3.3 (Compliance), then such Party will have the right to conduct an examination and audit of relevant books and records of the other Party and, during the pendency of such examination, to suspend any obligations on the part of such Party to the other Party. If that a Party becomes aware, whether or not through audit, that the other Party is in breach of or in violation of any representation, warranty or undertaking in this Section 10.3.3 (Compliance), then that Party will have the right to take such steps as are reasonably necessary in order to avoid a violation or continuing violation of the Anti-Bribery and Anti-Corruption Laws, including by requesting such additional representations, warranties, undertakings and other provisions including a further audit as it believes in good faith are reasonably necessary.

10.3.4 No Grant of Conflicting Rights. Neither Party nor any of its respective Affiliates will, during the Term, enter into any agreements or grant any right, title or interest to any Person that is inconsistent with the rights and licenses granted to the other Party hereunder, and each Party will maintain and keep in full force and effect all agreements necessary to perform its obligations, and grant the rights granted to the other Party, hereunder.

10.3.5 Compliance with Third-Party Agreements. Parabilis agrees to comply with the obligations of such Party set forth in any agreement under which Regeneron is granted a sublicense or other rights in order to perform under this Agreement. Parabilis will notify Regeneron of any terms or conditions in any agreement with which Parabilis is required to comply as a licensee or sublicensee, as the case may be, and any other material agreement to which it is a party and that is related to the collaboration, including any obligations to pay royalties, fees, or other amounts due thereunder. Parabilis may not terminate or amend any existing or other material agreement entered into in connection with this Agreement without the prior written consent of Regeneron, such consent not to be unreasonably withheld or delayed, if the amendment or termination imposes any material liability or restriction on Regeneron with respect to the Parabilis Platform Technology or the Exploitation of Licensed Products in the Field in the Territory.

10.4 Additional Parabilis Covenants.

10.4.1 Encumbrances. Parabilis will not and will cause its Affiliates not to, without the prior written consent of Regeneron, encumber or diminish the rights granted to Regeneron hereunder or any portion of the Parabilis Patent Rights or Parabilis Know-How with liens, charges or encumbrances that would adversely affect Regeneron’s ability to Develop, Manufacture, perform Medical Affairs Activities, Commercialize, or otherwise Exploit the Products in any material respect. Parabilis will not and will cause its Affiliates not to, without the prior written consent of Regeneron, enter into, amend, or modify any other agreement between Parabilis or any of its Affiliates and a Third Party under which Regeneron is granted a sublicense or other rights in order to perform under this Agreement, or to Develop, Manufacture, perform Medical Affairs Activities, Commercialize, or otherwise Exploit any Product.

10.4.2 Breach. Parabilis will not, and will cause its Affiliates and its and their respective contractors and agents not to, breach or fail to perform under any agreement under which Regeneron is granted a sublicense or other rights in order to perform under this Agreement or to Develop, Manufacture, Commercialize, or otherwise Exploit any Product.

10.4.3 [***].

10.4.4 Artificial Intelligence. [***].

10.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY OF PATENT CLAIMS, OR CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, MANUFACTURE, COMMERCIALIZATION, OR OTHER EXPLOITATION OF THE PRODUCTS.

Article 11
INDEMNIFICATION

11.1 Indemnity.

11.1.1 By Parabilis. Parabilis will defend, indemnify, and hold harmless Regeneron, its Affiliates, and each of their respective directors, officers, employees and agents (the “Regeneron Indemnified Parties”), at Parabilis’ cost and expense, from and against any claims, losses, costs, damages, fees or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) in connection with any claims, actions, demands, suits or proceedings brought by a Third Party (including product liability claims) (a “Third Party Claim”) to the extent arising out of or resulting from, directly or indirectly:

(a) the gross negligence, recklessness, or willful misconduct of Parabilis or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Parabilis’ performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of this Agreement or any of the representations, warranties, or covenants made hereunder by Parabilis, or conduct or omission by any of its Affiliates or their respective

Sublicensees or subcontractors or any other Persons working on their behalf, that, if performed or failed to be performed by Parabilis would be a breach of this Agreement by Parabilis;

(c) the Exploitation of any Product or Licensed Product by or on behalf of Parabilis or its Affiliates or Sublicensees; or

(d) [***].

11.1.2 By Regeneron. Regeneron will defend, indemnify, and hold harmless Parabilis, its Affiliates, and each of their respective directors, officers, employees and agents (the “Parabilis Indemnified Parties”) with respect to subclauses (a)-(c) below, at Regeneron’s cost and expense, from and against any Losses in connection with any Third Party Claim to the extent arising out of or resulting from, directly or indirectly:

(a) the gross negligence, recklessness, or willful misconduct of Regeneron or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Regeneron’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of this Agreement or any of the representations, warranties, or covenants made hereunder by Regeneron, or conduct or omission by any of its Affiliates or their respective Sublicensees or subcontractors or any other Persons working on their behalf, that, if performed or failed to be performed by Regeneron would be a breach of this Agreement by Regeneron; or

(c) the Exploitation of any Product or Licensed Product by or on behalf of Regeneron or its Affiliates or Sublicensees.

11.2 Procedure.

11.2.1 Notice. All Third Party Claims in respect of a Regeneron Indemnified Parties or Parabilis Indemnified Parties will be made solely by Regeneron or Parabilis, respectively. The indemnified Party (“Indemnitee”) will promptly notify the indemnifying Party (“Indemnitor”) in writing of the assertion or the commencement of the relevant Third Party Claim; provided, however, that any failure or delay to notify will not excuse any obligation of the Indemnitor, except to the extent the Indemnitor is actually prejudiced thereby. Such notice must contain a description of the claim and the nature and amount of any Losses (to the extent that the nature and the amount of such Losses is known at such time). The Indemnitee will furnish promptly to the Indemnitor copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.2.2 Control of Defense. The Indemnitee hereby grants the Indemnitor the right to assert sole management and control, at the Indemnitor’s sole expense, of the defense of such Third Party Claim and its settlement; provided that the Indemnitor will not settle any such Third Party Claim without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned, or delayed, if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or that any intellectual property or proprietary right of the Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable. The assertion of the defense of a Third Party Claim by the Indemnitor will not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Third Party Claim, nor will it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnitor may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnitor. In the event the Indemnitor assumes the defense of a Third Party Claim, except as provided in this Section 11.2.2 (Control of Defense), the Indemnitor will not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim unless specifically agreed to in writing by the Indemnitor. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the Third Party Claim, the Indemnitee will reimburse the Indemnitor for any Losses incurred by the Indemnitor in defense of the Third Party Claim. The Indemnitee will have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnitee will have the right to employ separate counsel at the Indemnitor’s expense and to control its own defense of the applicable Third Party Claim if: (a) the employment thereof, and the assumption by the Indemnitor of such expense, has been specifically authorized by the Indemnitor in writing, (b) the Indemnitor has failed to assume the defense and employ counsel in accordance with this Section 11.2.2 (Control of Defense) (in which case, the Indemnitee will control the defense), (c) there are or may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor, or (d) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable; provided that in no event will the Indemnitor be required to pay fees and expenses under this sentence for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. In such event, the Indemnitee will not settle or compromise such Third Party claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnitor will not be liable for any settlement, compromise or other voluntary disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnitor.

11.2.3 Cooperation. Regardless of whether the Indemnitor chooses to defend or prosecute any Third Party Claim, the Indemnitee will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during the Indemnitee’s normal business hours, and reasonable retention by the Indemnitee of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnitor will reimburse the Indemnitee for all of its reasonable out-of-pocket expenses in connection therewith as set forth in Section 11.2.4 (Expenses). Each Indemnitee and its Affiliates will take reasonable steps and actions to mitigate any Third Party Claims (or potential losses or damages) under this Article 11 (Indemnification). Nothing in this Agreement will or will be deemed to relieve any Indemnitee of any common law or other duty to mitigate any losses incurred by it.

11.2.4 Expenses. The reasonable and verifiable costs and out-of-pocket expenses, including costs, expenses, fees and disbursements of counsel, incurred by the Indemnitee pursuant to Section 11.2.3 (Cooperation) will be reimbursed on a monthly basis in arrears by the Indemnitor, without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

Article 12
LIMITATIONS OF LIABILITY

12.1 LIMITATION OF DAMAGES. EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAID AS A RESULT OF (A) FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF A PARTY OR ITS AFFILIATES, SUBLICENSEES, OR SUBCONTRACTORS IN PERFORMING OR EXERCISING ITS RIGHTS UNDER THIS AGREEMENT, (B) BREACHES OF Article 13 (CONFIDENTIALITY), (C) BREACHES OF Article 3 (EXCLUSIVITY), OR (D) A PARTY’S

INDEMNIFICATION OBLIGATIONS UNDER Article 11 (INDEMNIFICATION), IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY WITH RESPECT TO THIS AGREEMENT FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR LOST REVENUE, LOST PROFITS, OR LOST SAVINGS, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.2 Insurance. During the Term and for a minimum period of [***] thereafter and for an otherwise longer period as may be required by Applicable Law, each Party will maintain, at its sole cost and expense, a program of insurance (or, alternatively, with respect to Regeneron, self-insurance, as applicable) against liability and other risks associated with its activities and obligations under this Agreement, including, as applicable, its Clinical Trials, the Development, Manufacturing, Commercialization, and other Exploitation of Products, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for an innovative biopharmaceutical company of similar size and resources, for the activities to be conducted by it under this Agreement (provided that Regeneron may satisfy its insurance obligations hereunder through a program of self-insurance). It is understood that such insurance will not be construed to create a limit of either Party’s liability hereunder, including with respect to its indemnification obligations under this Article 11 (Indemnification) or otherwise.

Article 13
CONFIDENTIALITY

13.1 Confidential Information.

13.1.1 Confidential Information. Each Party (the “Receiving Party”) may receive during the course and conduct of activities under this Agreement, certain proprietary or confidential information of the other Party (the “Disclosing Party”) as furnished to the Receiving Party by or on behalf of the Disclosing Party. The term “Confidential Information” means all non-public or proprietary technical, business, or other ideas and information, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, that are transferred, disclosed or made available by or on behalf of the Disclosing Party or any of its Affiliates to the Receiving Party or any of its Affiliates in connection with this Agreement, including information relating to the terms of this Agreement, any Antibody, Antibody conjugate, Product, or Licensed Product (including any regulatory documentation and Regulatory Filings), any Development, Manufacture, performance of Medical Affairs Activities, Commercialization, or other Exploitation of any Product or Licensed Product, any Know-How with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates, or the scientific, regulatory, or business affairs or other activities of the Disclosing Party or its Affiliates. [***].

13.1.2 Restrictions. During the Term and for [***] thereafter (or, for any trade secret, for so long as the Disclosing Party maintains such trade secret as a trade secret as defined in the United States Defend Trade Secrets Act (USDTA Section 15 (a)) and under all other Applicable Law), the Receiving Party will keep all of the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information of a similar nature (but in no event less than a commercially reasonable degree of care). The Receiving Party will not use, directly or indirectly, the Disclosing Party’s Confidential Information for any purpose except in connection with the performance of its obligations and exercise of its rights under this Agreement.

13.1.3 Exceptions. Information will not be Confidential Information of such Disclosing Party, and the confidentiality, non-use, and non-disclosure obligations will not apply to such information, to the extent that the Receiving Party can demonstrate through competent evidence that such information: (a) was known to the Receiving Party or any of its Affiliates prior to the time of disclosure without any obligation of confidentiality with respect to such information; (b) is or becomes public knowledge through no wrongful act, fault or omission of the Receiving Party or any of its Affiliates or representatives; (c) is subsequently obtained by the Receiving Party or any of its Affiliates from a Third Party not known by the Receiving Party after due inquiry to be under an obligation of confidentiality; (d) has been independently discovered or developed by employees, subcontractors, consultants or agents of the Receiving Party or any of its Affiliates without the aid, application or use of the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records; or (e) was made public or was otherwise released from the restrictions set forth in this Agreement by express prior written consent of the Disclosing Party.

13.1.4 Permitted Disclosures.

(a) The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(i) to the Receiving Party’s Affiliates and their employees, subcontractors, consultants, or agents (including outside legal counsel) on a need-to-know basis in connection with the performance of its obligations or exercise of its rights under this Agreement; provided such individuals are bound by obligations of confidentiality and restrictions on use and disclosure no less stringent than those contained in this Article 13 (Confidentiality);

(ii) as it relates to Regeneron, disclosure of this Agreement and its terms, and disclosure of the status and results of Exploitation of the Licensed Product to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (excluding in connection with any Monetization Transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by written or ethical obligations of confidentiality and non-use at least as stringent as those set forth in this Article 13 (Confidentiality) (but of a lesser duration if customary under the circumstances) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(iii) in the case of Parabilis solely with respect to Regeneron Research Data and Other Regeneron Data, to actual or bona fide potential investors, or acquirers solely for the purpose of evaluating or carrying out such actual or bona fide potential investment, or acquisition transaction; provided that (A) Parabilis has received a bona fide letter of interest with regards to such potential investment, or acquisition transaction, (B) such data will be blinded and anonymized and will not include the identity of any Collaboration Target, any Antibody sequence, any Target (including Antibody Target), or Regeneron’s name; (C) prior to making any such disclosure, Regeneron has reviewed and provided written confirmation that the proposed disclosure meets the conditions set forth in clauses (A) and (B); and (D) any such disclosee is bound by obligations of confidentiality and restrictions on use and disclosure no less stringent than those contained in this Article 13 (Confidentiality), except the term of confidentiality for such recipients may be for a shorter duration that is customary under the circumstances in the recipients’ field;

(iv) [***];

(v) Regeneron may share Confidential Information of Parabilis with each Third Party to a New Licensed Product Technology Agreement solely to the extent Regeneron or its Affiliate is required to provide such information to such Third Party pursuant to the applicable agreement on the condition that such Third Party is bound by written obligations of confidentiality and non-use at least as stringent as those set forth in this Article 13 (Confidentiality);

(vi) if required by Applicable Law, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange (in which case the terms of such disclosures will be governed by Section 13.2 (Confidential Treatment)); provided that the Party seeking to disclose the Confidential Information of the other Party (other than as required by the disclosure policies of a major stock exchange): (i) use reasonable efforts to promptly inform the other Party prior to making any such disclosures (to the extent permissible under Applicable Law) and reasonably cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction), and (ii) whenever possible, request confidential treatment of such information in accordance with Section 13.2 (Confidential Treatment);

(vii) in connection with prosecuting and defending litigation, Approvals, and other Regulatory Filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; provided, however, that in the event of any disclosure with respect to litigation, where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and the Receiving Party will furnish only that portion of Confidential Information that the Receiving Party is advised by counsel is legally required to be disclosed; and

(viii) disclosure pursuant to Section 13.3 (Use of Name), Section 13.4 (Terms of this Agreement; Public Announcements), and Section 13.5 (Publication).

(b) If and whenever any Confidential Information is disclosed in accordance with this Section 13.1.4 (Permitted Disclosures), such disclosure will not itself cause any such information to cease to be Confidential Information. Notwithstanding the foregoing, in the event that the Receiving Party makes a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 13.1.4 (Permitted Disclosures) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and, the Receiving Party will use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure.

13.2 Confidential Treatment. Each Party acknowledges that the other Party may be (a) legally required to make public disclosures (including in filings with the Securities and Exchange Commission or other agency) of certain material developments or material information generated under this Agreement or (b) required to make disclosures in response to subpoenas, document requests, and other court orders, and, in each case, agrees that each Party may make such disclosures as required by Applicable Law or by the applicable court rules, provided that, to the extent such disclosure includes terms or information that have not previously been disclosed, such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure; and provided, further, that the Parties will reasonably cooperate in seeking a protective order or other appropriate remedy (including redaction).

13.3 Use of Name. Except as expressly provided in this Agreement, neither Party will mention or otherwise use the Trademarks of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) or any of such Party’s or its Affiliates respective officers, directors or employees in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval may be withheld at such Party’s sole discretion. The restrictions imposed by this Section 13.2 (General) will not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party’s counsel, is required by Applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding, or in connection with prosecuting or defending litigation; provided that such Party will submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

13.4 Terms of this Agreement; Public Announcements. The Parties agree that the terms of this Agreement will be treated as the Confidential Information of both Parties and may be disclosed only as permitted by this Agreement. Except as required by Applicable Law or as permitted under Section 13.1.4 (Permitted Disclosures), each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, which consent may be withheld, conditioned or delayed at such Party’s sole discretion. Promptly following the Effective Date, if required by Applicable Law, the Parties will discuss and agree upon a press release announcing the existence and selected key terms of this Agreement.

13.5 Publication.

13.5.1 Regeneron Publication Right. Subject to the terms of this Article 13 (Confidentiality), Regeneron will have the sole right to publish and make scientific presentations, issue press releases (except with respect to the terms of this Agreement, which is governed Section 13.4 (Terms of this Agreement; Public Announcement)) or make other public disclosures with respect to the Products, the Licensed Products, Regeneron Background Improvements, Product-Specific Collaboration Technology, Regeneron Collaboration Technology, or Joint Collaboration Technology. Parabilis will not issue any such publications related to the Products, the Licensed Products, Regeneron Background Improvements, Product-Specific Collaboration Technology, Regeneron Collaboration Technology, or Joint Collaboration Technology without Regeneron’s prior written consent. Notwithstanding the foregoing, any such publication or presentation to be made by Regeneron that names Parabilis or refers to the Parabilis Platform Technology will require the prior written consent of Parabilis.

13.5.2 Parabilis Publication Right. Subject to the terms of this Article 13 (Confidentiality), Parabilis will have the sole right to publish and make scientific presentations, issue press releases (except with respect to the terms of this Agreement, which is governed by Section 13.4 (Terms of this Agreement; Public Announcement)), or make other public disclosures with respect to the Parabilis Platform Improvements and Parabilis Research Data consistent with Parabilis’ publication practices. Regeneron will not issue any such publications related to the Parabilis Platform Improvements or Parabilis Research Data without Parabilis’ prior written consent, except as required by Applicable Law. Notwithstanding the foregoing, any such publication or presentation to be made by Parabilis that names Regeneron will require the prior written consent of Regeneron.

13.5.3 Publication Procedure. The Party that is entitled under this Section 13.5 (Publication) to make a publication or presentation (the “Publishing Party”) will deliver to the other Party (the “Non-Publishing Party”) a copy of the proposed written publication or outline of the presentation to be made by the Publishing Party at least [***] in advance of submission (or, where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or a description of such presentation), and the Non-Publishing Party will have the right to: (a) require a delay of submission of not more than [***] to enable the filing of Patent Rights from information in such proposed publication or presentation in accordance with this Agreement; and (b) prohibit disclosure of any of the Non-Publishing Party’s Confidential Information in any such proposed publication or presentation; provided that the foregoing obligations will only apply to Regeneron as the Publishing Party if such publication or presentation contains Parabilis’ Confidential Information. If the Non-Publishing Party has not provided any comments or otherwise exercised its rights as described in this Section 13.5.3 (Publication Procedure) within [***] of receiving a copy of such proposed written publication or outline of presentation, then the Publishing Party will be free to submit such publication or to orally disclose or publish the disclosed information in a manner consistent with this Article 13 (Confidentiality).

13.6 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

Article 14
TERM; TERMINATION

14.1 Agreement Term. The term of this Agreement will commence on the Effective Date, and unless terminated earlier as provided in this Article 14 (Term; Termination), will continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until expiration of the Royalty Term for such Licensed Product in such country (the “Term”).

14.2 Termination for Material Breach.

14.2.1 By Either Party. If a Party (the “Non-Defaulting Party”) believes the other Party (the “Defaulting Party”) is in material breach of this Agreement, then the Non-Defaulting Party may deliver notice of such breach to the Defaulting Party that identifies the material breach and, if applicable, the actions or conduct that the Non-Defaulting Party considers would be an acceptable cure of such material breach. If the Defaulting Party does not cure such material breach within the applicable cure period set forth in Section 14.2.2 (Cure Periods for Material Breaches), then, subject to Section 14.2.3 (Disputes Regarding Material Breach), the Non-Defaulting Party may terminate this Agreement solely with respect to the Collaboration Targets (along with all Products and Licensed Products Directed To such Collaboration Target(s)), Licensed Products, or countries, as applicable, affected by such material breach and, in each case, effective on written notice of termination to the Non-Defaulting Party.

14.2.2 Cure Periods for Material Breaches. For all material breaches other than a failure to make a payment of an undisputed invoice as set forth in this Agreement, the Defaulting Party will have [***] from receipt of a written notice of such material breach under Section 14.2.1 (By Either Party) (“Breach Notice”) from the Non-Defaulting Party to cure such material breach. For any material breach arising from a failure to make a payment of an undisputed invoice set forth in this Agreement, the cure period will be [***] from receipt of the Breach Notice. Notwithstanding the foregoing, if such material breach (other than a material breach arising from a failure to make a payment of an undisputed invoice) cannot be reasonably cured during the foregoing cure period, then the Defaulting Party may submit to the Non-Defaulting Party a reasonable cure plan to remedy such material breach that is reasonably acceptable to the Non-Defaulting Party, and upon such submission, the applicable cure period will automatically be extended for so long as the Defaulting Party continues to use commercially reasonable efforts to cure such material breach in accordance with such cure plan, but for no more than [***] from receipt of the Breach

Notice (subject to the dispute resolution procedures set forth in Section 14.2.3 (Disputes Regarding Material Breach)).

14.2.3 Disputes Regarding Material Breach. If the Defaulting Party disputes the occurrence of an alleged (in a Breach Notice provided per the above) material breach, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 15.4 (Dispute Resolution). If as a result of such dispute resolution process, it is determined that the Defaulting Party committed a material breach of this Agreement, and the Defaulting Party does not cure such material breach within [***] after the date of such determination (the “Additional Cure Period”), except that if such breach is of a payment obligation, then the Additional Cure Period will be [***] from the date of such determination, then such termination will be effective as of the expiration of the Additional Cure Period. If the Parties dispute whether such material breach was so cured, then such dispute will also be determined in accordance with Section 15.4 (Dispute Resolution). This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in Section 14.2.2 (Cure Periods for Material Breaches) and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Defaulting Party did not commit such material breach (or such material breach was cured in accordance with this Section 14.2 (Termination for Material Breach)), then no termination will be effective, and this Agreement will continue in full force and effect.

14.3 Competing Product Transaction. In the event of a Competing Product Transaction if Parabilis does not (a) with respect to a Grace Period Competitive Program, terminate or divest such Grace Period Competitive Program in accordance with Section 3.2.2(b) (Acquirer Competitive Product Programs) or (b) with respect to a Non-Prohibited Competitive Program or a Grace Period Competitive Program prior to termination or divestiture of such Grace Period Competitive Program, establish reasonable internal firewalls in accordance with Section 3.2.3 (Firewall), and (i) such failure did not result in the actual sharing of information between the Competitive Program and the program for the Licensed Product and Parabilis does not cure such failure within [***] after becoming aware of such failure or (ii) such failure resulted in the actual sharing of information between the Competitive Program and the Licensed Product, then, in each case ((a) and (b)), Regeneron may terminate (A) this Agreement solely with respect to the affected Product, (B) this Agreement solely with respect to the affected Collaboration Target (along with all Products and Licensed Products Directed To such Collaboration Target), or (C) this Agreement in its entirety, and in each such case ((A) through (C)), such termination will be effective immediately upon Regeneron’s written notice of termination, and, in addition, Regeneron will be entitled to all remedies available at law.

14.4 Discretionary Termination. Regeneron, in its sole discretion, may terminate this Agreement in its entirety or on a Collaboration Target-by-Collaboration Target basis (along with all Products and Licensed Products Directed To such Collaboration Target(s)) effective as of any time upon delivery of [***] prior written notice to Parabilis. Once a Product has become a Licensed Product, Regeneron, in its sole discretion, may terminate this Agreement with respect to such Licensed Product effective as of any time upon delivery of [***] prior written notice to Parabilis.

14.5 Termination for Patent Challenge. To the extent permitted by Applicable Law, if Regeneron or any of its Affiliates Challenges (or assists or enables any Third Party in Challenging) a Parabilis Patent Right in any country in the Territory (such Parabilis Patent Right, a “Challenged Patent Right”), then Parabilis will provide written notice of such Challenge to Regeneron, and if Regeneron (a) with respect to such Challenge brought by Regeneron or its Affiliates, fails to withdraw, cancel, or otherwise terminate such Challenge within [***] following receipt of Parabilis’ notice or (b) with respect to such Challenge brought by a Sublicensee, fails to cause the Sublicensee to withdraw such Challenge or to terminate the applicable sublicense agreement with its Sublicensee, in each case, within [***] following receipt of Parabilis’ notice, then, in either case ((a) or (b)), Parabilis may terminate this Agreement by providing written notice of such termination to Regeneron. Notwithstanding the foregoing, Parabilis will not have the right to terminate this Agreement under this Section 14.5 (Termination for Patent Challenge) if [***].

14.6 Continuation in Lieu of Termination. Parabilis stipulates and agrees that Regeneron’s decision to enter into this Agreement and invest in the Products and Licensed Products is premised upon the assumption that Parabilis will perform its obligations under this Agreement, and that a material breach of this Agreement by Parabilis will undermine the economic fundamentals of the transaction for Regeneron, and that in such event Regeneron’s damages arising from Parabilis’ breach would be of an uncertain amount and difficult to prove. Accordingly, if Regeneron has the right to terminate this Agreement with respect to any Collaboration Target (along with all Products and Licensed Products Directed To such Collaboration Target(s)), Licensed Product, or country pursuant to Section 14.2.1 (By Either Party), then Regeneron may, in lieu of terminating this Agreement and in its sole discretion upon written notice to Parabilis, exercise a one-time alternative remedy with respect to the applicable Collaboration Targets, Licensed Products, or countries as follows as its sole economic remedy, which Parabilis stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty:

(a) effective from and after the date Regeneron delivers such written notice to Parabilis, (i) all royalties on Net Sales of Licensed Product(s) due by Regeneron to Parabilis will be reduced by [***] and (ii) [***];

(b) any obligation of Regeneron with respect to the use of Commercially Reasonable Efforts under Section 6.1 (Diligence), will immediately terminate;

(c) any Confidential Information of Regeneron provided to Parabilis pursuant to this Agreement will be promptly returned to Regeneron or destroyed (at Regeneron’s election); and

(d) Regeneron will no longer be obligated to share Research Data or Development or Commercialization updates with Parabilis as required by Section 4.7 (Research Data; Information Sharing) and Section 6.4 (Development and Commercialization Reports), unless otherwise agreed by Regeneron.

If Regeneron exercises its alternative remedy under this Section 14.6 (Continuation in Lieu of Termination), then the above alternate remedy will be the sole monetary remedy available to Regeneron for the uncured material breach by Parabilis, and, for clarity, Regeneron will retain applicable equitable remedies for such breach. For the avoidance of doubt, except as set forth in this Section 14.6 (Continuation in Lieu of Termination), if Regeneron exercises the alternative remedy set forth above in this Section 14.6 (Continuation in Lieu of Termination), then all other rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party pursuant to this Article 14 (Term and Termination).

14.7 Effects of Expiration or Termination.

14.7.1 Generally.

(a) Following the expiration of the Term, the grants to Regeneron in Section 5.1 (License Grants to Regeneron) will (i) become perpetual, irrevocable, and sublicensable through multiple tiers, and (ii) become royalty-free and fully paid-up.

(b) Upon termination by either Party, the remainder of this Section 14.7 (Effects of Expiration or Termination) will only apply to the Terminated Product(s).

14.7.2 Termination of Licenses; Payments. Except as set forth herein, all relevant rights and licenses granted under this Agreement, including in Article 5 (License Grant), as of the effective date of such termination, will terminate automatically with respect to the Terminated Product(s) and revert to the licensor Party unless otherwise agreed by the Parties. All undisputed amounts due or payable to a Party hereunder that were accrued prior to the date of termination will remain due and payable.

14.7.3 Survival of Sublicenses. Notwithstanding any provision to the contrary set forth in this Agreement, Parabilis will, at the written election of any Sublicensee to enter into a direct license with Parabilis (solely to the extent such Sublicensee is not then in breach of the applicable sublicense agreement (including financial obligations) and solely where such sublicense agreement was entered into by Regeneron with such Sublicensee in accordance with the terms of this Agreement) within [***] after termination of this Agreement (or such longer period agreed in writing between Parabilis and such Sublicensee) grant a direct license to such terminated Sublicensee, which license will not be broader in license scope, territory, or duration than such sublicense agreement granted by Regeneron to such Sublicensee and will contain equivalent financial terms to those set forth in Article 8 (Fees, Royalties, and Payments), taking into account any difference in license scope, territory and duration of sublicense grant; provided that Parabilis will not be required to undertake obligations in addition to those required by this Agreement and Parabilis’ rights under such direct license will be consistent with its rights under this Agreement.

14.7.4 Confidential Information and Materials. Each Party will destroy or cause to be destroyed (or, at the other Party’s written request, return or cause to be returned) all Confidential Information of the other Party related to the Terminated Products in the possession of such Party or its Affiliates or Sublicensees as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the nonuse and nondisclosure provisions of this Agreement); provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Party will not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received Confidential Information under this Agreement. Each Party will destroy or cause to be destroyed, or at the other Party’s option, return or cause to be returned to such other Party, all Materials of such other Party related to the Terminated Products in its possession or its Affiliates’ or Sublicensees’ possession as of the effective date of expiration or termination. For clarity, if this Agreement is terminated in-part with respect to one or more Terminated Product(s), then this Section 14.7.3 (Destruction of Confidential Information and Materials) will only apply to Confidential Information and Materials solely related to or used in such Terminated Product(s). As of the effective date of termination of this Agreement with respect to any Terminated Product, all Confidential Information included in the Parabilis Know-How and related to such applicable Terminated Product that was originally disclosed by Parabilis will be the Confidential Information of Parabilis, and Parabilis will be deemed the Disclosing Party thereof for purposes of Article 13 (Confidentiality).

14.7.5 Sell-Off Right. Notwithstanding the termination of Regeneron’s licenses and other rights under this Agreement, Regeneron and each of its Affiliates will have the right for [***] after the effective date of such termination to sell or otherwise dispose of all the applicable Terminated Product(s) then in its inventory and any in-progress inventory, as though this Agreement had not terminated and such sale or disposition will not constitute infringement of Parabilis’ or its Affiliates’ Patent Rights or other intellectual property or other proprietary rights. For clarity, Regeneron will continue to make payments thereon as provided in Section 8.6 (Royalty Payments).

14.7.6 Reversion. If this Agreement is terminated with respect to a Terminated Product by Parabilis pursuant to Section 14.2 (Termination for Material Breach) or Section 14.5 (Termination for Patent Challenge), or by Regeneron pursuant to Section 14.4 (Discretionary Termination), then, upon written request from Parabilis to Regeneron provided within [***] following the effective date of termination, enter into good faith negotiations, for up to a period of [***] following the effective date of termination, for a definitive agreement regarding the transfer or license by Regeneron to Parabilis of certain assets and rights as reasonably necessary to enable the continued Exploitation of such Terminated Product by Parabilis and its Affiliates, including rights related to the Helicons incorporated in such Terminated Product as of the effective date of termination, any Product-Specific Collaboration Technology [***] Covering such Helicons, Regeneron Research Data, Product Trademarks used as of the effective date of termination, the provisions of assistance by each Party to the other Party of certain support, and which Party will be the Disclosing Party with respect to Confidential Information related to the identity of the terminated Collaboration Target(s) and Terminated Product(s). Such license will be on fair market and commercially reasonable terms that will take into account the stage of Development or Commercialization as of the effective date of termination and relative contribution by each Party in such Development and Commercialization. If after [***], the Parties have not executed a definitive agreement with respect to such license, Regeneron will have no further obligations to Parabilis with respect to such assets and rights.

14.8 Survival. The following provisions will survive termination or expiration of this Agreement: Article 1 (Definitions), Section 5.1.2(a) (Exclusive Licenses to Regeneron) (to the extent such license has become fully-paid up and perpetual for a Licensed Product and a country prior to termination or expiration), Section 5.1.3 (Non-Exclusive License to Regeneron), Section 5.2.2 (Non-Exclusive Research Data License to Parabilis), Section 5.4.2 (Development, Manufacturing, and Commercialization) (solely to the extent applicable to sublicenses granted by Regeneron of rights under Section 5.1.3), Section 5.5 (No Other Rights), Section 8.5.2 (Sales Milestone Payments) (solely to the extent applicable during the sell-off period set forth in Section 14.7.5 (Sell-Off Right)), Section 8.6 (Royalties) (solely to the extent applicable during the sell-off period set forth in Section 14.7.5 (Sell-Off Right)), Section 8.7 (Invoicing) through Section 8.13 (Taxes) (solely to the extent applicable to payments incurred prior to termination or expiration or during the sell-off period set forth in Section 14.7.5 (Sell-Off Right)), Section 9.1 (Intellectual Property Ownership), Article 11 (Indemnification), Section 12.1 (Limitation of Damages), Section 12.2 (for the length of time set forth therein), Section 13.1.2 (Restrictions) (for the length of time set forth therein), Section 13.1.3 (Exceptions), Section 14.7 (Effects of Termination or Expiration), this Section 14.8 (Survival), and Article 15 (Miscellaneous). Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.

Article 15
MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, the Side Letter, and all Schedules attached hereto or thereto, constitute the entire agreement between the Parties as to the subject matter hereof (and all references to this Agreement will be deemed to include the Schedules hereto). All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement, including the Confidentiality Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. Neither of the Parties will be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the Side Letter. No amendment, supplement or other modification to any provision of this Agreement will be binding unless in writing and signed by Regeneron and Parabilis.

15.2 Independent Contractors. The relationship between Regeneron and Parabilis created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties, including for all tax purposes. No such Party is a legal representative of the other Party, and no such Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each such Party will use its own discretion and will have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

15.3 Governing Law; Jurisdiction; and Venue.

15.3.1 Governing Law. This Agreement or the performance, enforcement, breach, or termination hereof will be interpreted, governed by, and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws; provided that all questions concerning: (a) determination of whether Know-How and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent Right, copyright or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Law in the United States; and (b) the construction or effect of Patent Rights will be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent Right has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.3.2 Jurisdiction and Venue. Except to the extent otherwise set forth in Section 15.4 (Dispute Resolution) and Section 4.3.4(c)(iii) ([***]), each of the Parties hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby (and, for clarity, (i) either Party may enforce a judgment against the other Party in any applicable jurisdiction and (ii) the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement in any applicable jurisdiction), (b) waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the City of New York, and (c) waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period, (w) this Agreement will remain in full force and effect, (x) the provisions of this Agreement relating to termination will not be effective, (y) the time periods for cure as to any termination notice given prior to the initiation of the court proceeding will be tolled, and (z) neither of the Parties will issue a notice of termination pursuant to this Agreement based on the subject matter of the court proceeding (and no effect will be given to previously issued termination notices), until the court has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach. The Parties agree that a final judgment in any such matter will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Applicable Law. Any proceeding brought by either Party under this Agreement will be exclusively conducted in the English language.

15.4 Dispute Resolution.

15.4.1 Resolution by Executive Officers; Litigation. The Parties recognize that disputes as to certain matters may arise from time to time during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder. Except for matters and disputes resolved by the procedure set forth in Section 2.2 (Decision-Making), Section 5.6.2(b)(ii) [***] or Section 4.3.4(c)(iii) ([***]), and subject to Section 15.4.2 (Injunctive Relief), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith or the breach, termination, enforcement, interpretation, or validity hereof, then it will be resolved pursuant to this Section 15.4 (Dispute Resolution). Any such dispute will first be referred to the Executive Officers of each Party, who will confer in good faith on the resolution of the issue. Any final decision agreed to by the Executive Officers will be conclusive and binding on the Parties. If the Executive Officers are not able to agree on the resolution of any such dispute within [***] (or such other period of time as agreed by the Executive Officers) after such issue was first referred to them, then either Party may, by written notice to the other Party, elect to initiate a proceeding for resolution by a court of competent jurisdiction in accordance with Section 15.3 (Governing Law; Jurisdiction).

15.4.2 Injunctive Relief. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in Section 15.4 (Dispute Resolution) will preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a dispute, if necessary to protect the interests of such Party. This Section 15.4.2 (Injunctive Relief) will be specifically enforceable. Additionally, each Party acknowledges and agrees that the restrictions set forth in Section 3.1 (Parabilis Exclusivity), Section 14.5 (Effects of Expiration or Termination) through Section 14.8 (Survival), and Article 13 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there may be no adequate remedy at law. In the event of an actual or threatened breach of any provision of such Sections or Article, or other default or non-performance with respect to such Section or Article, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 15.4 (Dispute Resolution). Nothing in this Section 15.4.2 (Equitable Relief) is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

15.5 Notices. Any notice required or permitted to be given by this Agreement will be in writing unless otherwise provided in this Agreement and in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by email with read receipt requested and followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 15.5 (Notices), in each case, addressed as set forth below unless changed by notice so given:

If to Parabilis:	Parabilis Medicines, Inc.
30 Acorn Park Drive
Cambridge, MA 02140
[***]
[***]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
[***]
[***]

If to Regeneron:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
[***]

Any such notice will be deemed given on the date received, except any notice received after 5:00 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day will be deemed to have been received on the next Business Day. A Party may add, delete, or change the Person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.5 (Notices).

15.6 Severability. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement will be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

15.7 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, except that either Party will be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate); provided that such Party will remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) to a successor in connection with any sale of all or substantially all of the assets or that portion of its business to which this Agreement relates. In addition, Parabilis may enter into a Monetization Transaction without Regeneron’s consent; provided that such Monetization Transaction will not relieve Parabilis of any of its obligations under this Agreement. Any attempted assignment in violation of this Section 15.7 (Successors and Assigns) will be null, void, and of no effect. All validly assigned rights and obligations of the Parties hereunder will be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Parabilis or Regeneron, as the case may be. Without limiting the foregoing, the grant of rights set forth in this Agreement will be binding upon any successor or permitted assignee of a Party, and the obligations of the other Party, including the payment obligations, will run in favor of any such successor or permitted assignee of such Party’s benefits under this Agreement.

15.8 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder will not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, will not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance will not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver will be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

15.9 Performance by Affiliates. Each Party may use one or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein; provided that each such Affiliate will be bound by the corresponding obligations of such Party and such Party will remain liable hereunder for the prompt payment and performance of all of their respective obligations hereunder.

15.10 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse will be continued so long as the condition constituting Force Majeure continues. The Party affected by such Force Majeure also will notify the other Party of the anticipated duration of such Force Majeure, any actions being taken to avoid or minimize its effect after such occurrence, and will take reasonable efforts to remove the condition constituting such Force Majeure. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use reasonable efforts to remedy its ability to perform.

15.11 Third Party Beneficiaries. Nothing in this Agreement will be construed as giving any Person, other than the Parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

15.12 Headings. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement, and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

15.13 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (h) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (i) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” (k) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2 (a)”) and (l) neither Party or its Affiliates or (sub)licensees will be deemed acting “on behalf of” or “under the authority of” the other Party. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. All amounts (including payment amounts and calculation thereof) are stated in U.S. Dollars unless another currency is specified. To the extent there exists any discrepancy between any internal, alphabetical or numerical cross-reference to a Section, Article or Schedule of this Agreement and the parenthetical immediately following such cross-reference, the parenthetical will govern.

15.14 Counterparts Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by duly authorized representatives of the Parties as of the Effective Date.

PARABILIS MEDICINES, INC.

By:	/s/ Mathai Mammen
Name:	Mathai Mammen
Title:	Chief Executive Officer and President

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Christopher Fenimore
Name:	Christopher Fenimore
Title:	EVP, Chief Financial Officer

SCHEDULE 1.19

APPROVED SUBCONTRACTORS

Counterparty Name	Agreement Title	Date Executed
[***]	[***]	[***]

SCHEDULE 1.63

EXISTING PARABILIS PLATFORM PATENT RIGHTS

[***].

SCHEDULE 1.145

PARABILIS PATENT RIGHTS

[***].

SCHEDULE 4.1

INITIAL RESEARCH PLANS

[See attached.]

[***].

SCHEDULE 10.2

ADDITIONAL PARABILIS REPRESENTATIONS AND WARRANTIES

[***].